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                                     EXHIBIT 2



                            AGREEMENT AND PLAN OF MERGER

                                    BY AND AMONG

                            MI ACQUISITION CORPORATION,

                             KINNARD INVESTMENTS, INC.

                                        AND

                            PEACHTREE ACQUISITION, INC.

                                    May 16, 1999


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                                  TABLE OF CONTENTS


ARTICLE I  THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

  1.1    The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
  1.2    Effect of the Merger. . . . . . . . . . . . . . . . . . . . . . . . . . .  1
  1.3    Effective Time. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
  1.4    Articles of Incorporation . . . . . . . . . . . . . . . . . . . . . . . .  2
  1.5    Bylaws. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
  1.6    Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
  1.7    Officers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
  1.8    Taking of Necessary Action; Further Action. . . . . . . . . . . . . . . .  2
  1.9    Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
  1.10   Reservation of Right to Revise Structure. . . . . . . . . . . . . . . . .  3

ARTICLE II  MERGER CONSIDERATION; EXCHANGE . . . . . . . . . . . . . . . . . . . .  3

  2.1    Conversion of Securities. . . . . . . . . . . . . . . . . . . . . . . . .  3
  2.2    Elections by Holders of Company Common Stock. . . . . . . . . . . . . . .  3
  2.3    Proration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
  2.4    Procedure for Exchange. . . . . . . . . . . . . . . . . . . . . . . . . .  7
  2.5    Dissenting Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
  2.6    No Fractional Shares. . . . . . . . . . . . . . . . . . . . . . . . . . .  8
  2.7    Distributions with Respect to Unexchanged Shares. . . . . . . . . . . . .  9
  2.8    No Liability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
  2.9    Lost Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
  2.10   Closing of Stock Transfer Books; Rights as Shareholders . . . . . . . . .  9
  2.11   Anti-Dilution Provisions. . . . . . . . . . . . . . . . . . . . . . . . .  9
  2.12   Stock Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . . . . . . . . . . . 11

  3.1    Corporation Organization and Authority. . . . . . . . . . . . . . . . . . 11
  3.2    Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
  3.3    Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
  3.4    Corporate Power . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
  3.5    Corporate Authority; Vote Required. . . . . . . . . . . . . . . . . . . . 14
  3.6    Noncontravention. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
  3.7    Regulatory Filings and Consents . . . . . . . . . . . . . . . . . . . . . 15
  3.8    Registrations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
  3.9    Reports; Financial Statements . . . . . . . . . . . . . . . . . . . . . . 16
  3.10   Absence of Undisclosed Material Liabilities . . . . . . . . . . . . . . . 17
  3.11   No Material Adverse Effect. . . . . . . . . . . . . . . . . . . . . . . . 17
  3.12   Securities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
  3.13   Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
  3.14   Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18


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  3.15   Contracts and Commitments . . . . . . . . . . . . . . . . . . . . . . . . 20
  3.16   Participation Agreements. . . . . . . . . . . . . . . . . . . . . . . . . 22
  3.17   Title to Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
  3.18   Intellectual Property Rights. . . . . . . . . . . . . . . . . . . . . . . 23
  3.19   Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
  3.20   Employee Benefit Plans. . . . . . . . . . . . . . . . . . . . . . . . . . 23
  3.21   Compliance with Laws, Permits and Licenses. . . . . . . . . . . . . . . . 25
  3.22   Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . 26
  3.23   No Pending Transactions . . . . . . . . . . . . . . . . . . . . . . . . . 27
  3.24   Risk Management Instruments . . . . . . . . . . . . . . . . . . . . . . . 28
  3.25   Brokerage . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
  3.26   Accounting Controls . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
  3.27   Contracts with Clients. . . . . . . . . . . . . . . . . . . . . . . . . . 28
  3.28   Investment Advisory Activities. . . . . . . . . . . . . . . . . . . . . . 29
  3.29   Insurance Policies. . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
  3.30   Registration Statement. . . . . . . . . . . . . . . . . . . . . . . . . . 29
  3.31   Affiliate Transactions. . . . . . . . . . . . . . . . . . . . . . . . . . 29


ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PARENT . . . . . . . . . . . . . . . 30

  4.1    Organization and Qualification. . . . . . . . . . . . . . . . . . . . . . 30
  4.2    Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
  4.3    Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
  4.4    Corporate Power . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
  4.5    Corporate Authority; Vote Required. . . . . . . . . . . . . . . . . . . . 32
  4.6    Noncontravention. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
  4.7    Regulatory Filings and Consents . . . . . . . . . . . . . . . . . . . . . 32
  4.8    Registrations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
  4.9    SEC Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
  4.10   No Material Adverse Effect. . . . . . . . . . . . . . . . . . . . . . . . 34
  4.11   Securities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
  4.12   Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
  4.13   Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
  4.14   Parent Material Contracts . . . . . . . . . . . . . . . . . . . . . . . . 37
  4.15   Intellectual Property Rights. . . . . . . . . . . . . . . . . . . . . . . 37
  4.16   Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
  4.17   Employee Benefit Plans. . . . . . . . . . . . . . . . . . . . . . . . . . 37
  4.18   Compliance with Laws, Permits and Licenses. . . . . . . . . . . . . . . . 39
  4.19   Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . 40
  4.20   Risk Management Instruments . . . . . . . . . . . . . . . . . . . . . . . 41
  4.21   Brokerage . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
  4.22   Accounting Controls . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
  4.23   Investment Advisory Activities. . . . . . . . . . . . . . . . . . . . . . 41
  4.24   Insurance Policies. . . . . . . . . . . . . . . . . . . . . . . . . . . . 41


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  4.25   Registration Statement. . . . . . . . . . . . . . . . . . . . . . . . . . 42
  4.26   No Pending Transactions . . . . . . . . . . . . . . . . . . . . . . . . . 42
  4.27   Contracts with Clients. . . . . . . . . . . . . . . . . . . . . . . . . . 42

ARTICLE V  COVENANTS OF THE COMPANY. . . . . . . . . . . . . . . . . . . . . . . . 42

  5.1    Conduct of the Business . . . . . . . . . . . . . . . . . . . . . . . . . 42
  5.2    Regulatory Filings. . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
  5.3    Conditions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
  5.4    No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
  5.5    Notice of Certain Matters . . . . . . . . . . . . . . . . . . . . . . . . 46
  5.6    Affiliates; Tax Treatment . . . . . . . . . . . . . . . . . . . . . . . . 47
  5.7    Delivery of Shareholder List. . . . . . . . . . . . . . . . . . . . . . . 47
  5.8    Satisfaction of Related Party Agreements. . . . . . . . . . . . . . . . . 47

ARTICLE VI  COVENANTS OF PARENT. . . . . . . . . . . . . . . . . . . . . . . . . . 47

  6.1    Conduct of the Business . . . . . . . . . . . . . . . . . . . . . . . . . 47
  6.2    Regulatory Filings. . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
  6.3    Conditions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
  6.4    Notice of Certain Matters . . . . . . . . . . . . . . . . . . . . . . . . 49
  6.5    Funds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49

ARTICLE VII  ADDITIONAL COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . 49

  7.1    Joint Proxy Statement/Prospectus; Registration Statement;
         Listing on Nasdaq; Shareholder Meetings . . . . . . . . . . . . . . . . . 49
  7.2    Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
  7.3    Agreement to Defend . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
  7.4    Access to Books and Records . . . . . . . . . . . . . . . . . . . . . . . 51
  7.5    Satisfaction of Conditions. . . . . . . . . . . . . . . . . . . . . . . . 52
  7.6    Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
  7.7    Certain Director Positions. . . . . . . . . . . . . . . . . . . . . . . . 52

ARTICLE VIII  CONDITIONS OF MERGER . . . . . . . . . . . . . . . . . . . . . . . . 52

  8.1    Conditions to Obligation of Each Party to Effect the Merger . . . . . . . 52
  8.2    Additional Conditions to Obligations of Parent. . . . . . . . . . . . . . 53
  8.3    Additional Conditions to Obligations of the Company . . . . . . . . . . . 55

ARTICLE IX  TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57

  9.1    Reasons for Termination . . . . . . . . . . . . . . . . . . . . . . . . . 57
  9.2    Effects of Termination. . . . . . . . . . . . . . . . . . . . . . . . . . 59
  9.3    Prompt Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 60


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ARTICLE X  OTHER PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 60

  10.1   Survival. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 60
  10.2   Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 60
  10.3   Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 60
  10.4   Amendment and Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . 60
  10.5   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 61
  10.6   Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 62
  10.7   Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 62
  10.8   Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 62
  10.9   Public Announcements. . . . . . . . . . . . . . . . . . . . . . . . . . . 62
  10.10  No Third Party Beneficiary. . . . . . . . . . . . . . . . . . . . . . . . 62


                                      iv
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                            AGREEMENT AND PLAN OF MERGER



       THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated May 16, 1999, is by and among MI Acquisition Corporation (the "Company"), Kinnard Investments, Inc. (the "Parent") and Peachtree Acquisition, Inc. ("Merger Subsidiary").

                                      RECITALS

       A. The Company is a Minnesota corporation, having its principal place of business in Minneapolis, Minnesota.

       B. Parent is a Minnesota corporation, having its principal place of business in Minneapolis, Minnesota.

       C. The Merger Subsidiary is a Minnesota corporation, having its principal place of business in Minneapolis, Minnesota. The Merger Subsidiary is a wholly-owned subsidiary of Parent that has been organized for the purpose of effecting the Merger in accordance with this Agreement.

       D. Subject to the terms and conditions contained in this Agreement, the parties to this Agreement intend to effect the Merger of the Company with and into the Merger Subsidiary, with the Merger Subsidiary being the corporation surviving the Merger.

       NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and subject to the conditions contained herein, and in order to set forth the terms and conditions of the Merger, the manner of effecting the Merger, and certain other provisions relating thereto, the parties hereto hereby agree as follows:

                                     ARTICLE I
                                    THE MERGER

       1.1 THE MERGER. At the Effective Time (as defined in Section 1.3), the Company shall merge with and into the Merger Subsidiary, and the separate corporate existence of the Company shall thereupon cease (the "Merger"). The Merger Subsidiary shall be the surviving corporation in the Merger (sometimes referred to herein as the "Surviving Corporation").

       1.2 EFFECT OF THE MERGER. The Merger shall have the effects set forth in the Minnesota Business Corporation Act ("MBCA"). Without limiting the generality of the foregoing, the Surviving Corporation shall succeed to and possess all of the properties, interests, rights, privileges, powers, franchises, immunities and purposes, and become subject to all the debts, liabilities, obligations, restrictions, disabilities, penalties and duties, of the Company.

       1.3 EFFECTIVE TIME. The consummation of the Merger shall be effected as promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VIII, and the parties hereto will cause articles of merger relating to the Merger (the "Articles of Merger") to be executed, delivered, filed and recorded with the Secretary of State of the State of Minnesota in accordance with the MBCA.
The Merger shall become effective immediately upon the date and time of the filing of such Articles of Merger with the Secretary of State of the State of Minnesota or on such later date or time as specified in the Articles of Merger (the "Effective Time").

       1.4 ARTICLES OF INCORPORATION. The articles of incorporation of the Surviving Corporation (the "Articles of Incorporation") shall be the articles of incorporation of the Merger Subsidiary as in effect immediately prior to the Effective Time, until duly amended in accordance with the terms thereof and the MBCA.

       1.5 BYLAWS. The Bylaws of the Surviving Corporation shall be the bylaws of the Merger Subsidiary as in effect immediately prior to the Effective Time, until duly amended in accordance with the terms thereof and the aforementioned Articles of Incorporation.

       1.6 DIRECTORS. The directors of the Surviving Corporation shall be the directors of the Merger Subsidiary immediately prior to the Effective Time, and such directors, together with any additional directors as may thereafter be elected, shall hold such office until such time as their successors shall be duly elected and qualified.

       1.7 OFFICERS. The officers of the Surviving Corporation shall be the officers of the Merger Subsidiary immediately prior to the Effective Time, together with any additional officers as may be agreed upon prior to the Effective Time by Parent and the Company or as may be appointed thereafter.

       1.8 TAKING OF NECESSARY ACTION; FURTHER ACTION. If at any time after the Effective Time the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, the Company and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Company or otherwise to take any and all such action.

       1.9 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Kaplan, Strangis and Kaplan, P.A., 5500 Norwest Center, 90 South Seventh Street, Minneapolis, Minnesota, or at such other location as the parties shall mutually agree, and will be effective at the Effective Time. The date on which the Closing occurs shall be referred to herein as the "Closing Date."

       1.10 RESERVATION OF RIGHT TO REVISE STRUCTURE. At Parent's election, the acquisition of the Company as contemplated by this Agreement may be alternatively structured in any form of reorganization as Parent may direct; provided, that (i) there is no adverse change in the federal income tax consequences to Parent, the Merger Subsidiary, the Company, the Surviving Corporation or any other relevant entities or to the shareholders of the Company, the Merger Subsidiary or the Surviving Corporation as a result of such modification, (ii) the consideration to be received by the shareholders of the Company is not changed or altered, and (iii) such modification will not delay or impede the consummation of the transactions contemplated by this Agreement. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

                                     ARTICLE II
                           MERGER CONSIDERATION; EXCHANGE

       2.1 CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any further action on the part of any shareholder:

              (a) each share, if any, of the common stock, $.01 par value of the Company (the "Company Common Stock") that is owned by the Company, any subsidiary of the Company, the Parent or any subsidiary of the Parent or Dissenting Shares (as defined in Section 2.5) shall automatically be cancelled and retired and shall cease to exist, and, except as set forth in Section 2.5 with respect to Dissenting Shares, no exchange or payment shall be made with respect thereto; and

              (b) each share of the Company Common Stock (other than shares of the Company Common Stock cancelled as set forth in Section 2.1(a)) issued and outstanding immediately prior to the Effective Time shall be converted into, at the election of the holder thereof, one of the following (as adjusted pursuant to this Article II) (the "Merger Consideration"):

                     (i) the right to receive $19.25 in cash, without interest (the "Cash Consideration"), or

                     (ii) the right to receive 3.5 shares (the "Exchange Ratio") of the common stock, $.02 par value of Parent (the "Parent Common Stock") (such shares of Parent Common Stock are hereinafter referred to as the "Stock Consideration").

       2.2    ELECTIONS BY HOLDERS OF COMPANY COMMON STOCK.

              (a) ELECTIONS. Each person who, at the Effective Time, is a record holder of shares of Company Common Stock (other than holders of shares of MI Acquisition Common Stock cancelled as set forth in
       Section 2.1(a)) shall be entitled, with respect to the Merger Consideration to be received for each share of Company Common Stock held by such holder, to (i) elect to receive the Stock Consideration (a "Stock Election") with respect to such holder's Company Common Stock ("Stock Election Shares"), (ii) elect to receive the Cash Consideration (a "Cash Election") with respect to such holder's Company Common Stock ("Cash Election Shares"), or (iii) make no election (a "No Election") with respect to such holder's Company Common Stock ("No-Election Shares").

              (b) METHOD OF ELECTION. Prior to the mailing of the Joint Proxy Statement/Prospectus (as defined in Section 7.1) Parent shall appoint a bank or trust company designated by Parent and reasonably acceptable to the Company to act as the exchange agent (the "Exchange Agent") for the payment of the Merger Consideration. Parent shall mail, with the Joint Proxy Statement/Prospectus, the following to each holder of record of shares of Company Common Stock as of the record date for the Company Meeting (excluding any shares of Company Common Stock (other than Dissenting Shares) cancelled pursuant to Section 2.1(a)):

                     (i) a letter of transmittal (the "Letter of Transmittal") which shall specify that delivery shall be effected and risk of loss and title shall pass with respect to certificates formerly representing Company Common Stock (the "Company Certificates") only upon delivery of such Company Certificates to the Exchange Agent and shall be in such form as and have such other provisions as Parent shall specify,

                     (ii) instructions for use in effecting the surrender of Company Certificates (the "Surrender Instructions"), and

                     (iii) an election form (the "Election Form") permitting holders to make a Cash Election, a Stock Election or No Election with respect to such shares.

              (c) ELECTION CHANGES OR REVOCATIONS. Any Cash Election, Stock Election or No Election shall have been validly made only if the Exchange Agent shall have actually received a properly completed and executed Election Form (with the signature or signatures thereof guaranteed to the extent required therein) together with Company Certificates covered by the Election Form by the Election Deadline described in Section 2.2(d). A Dissenting Shareholder (as defined in
       Section 2.5(d)) may not make a valid election. An Election Form will be properly completed only if accompanied by all Company Certificates representing the shares of Company Common Stock covered thereby or in the event of a lost Company Certificate, the holder has complied with the lost certificate procedure specified in the Letter of Transmittal. Any holder of Company Common Stock that has made an election by submitting an Election Form to the Exchange Agent may at any time prior to the Election Deadline change such holder's election by submitting a revised Election Form properly completed and signed that is received by the Exchange Agent prior to the Election Deadline. Any holder of Company Common Stock may at any time prior to the Election Deadline revoke such holder's election by written notice to the Exchange Agent received by the close of business on the day prior to the Election Deadline. Any shares of Company Common Stock with respect to which the holder shall not, as of the Election Deadline, have made such an election by submission to and receipt by the Exchange Agent of an effective, properly completed

       Election Form or with respect to which the holder shall have revoked an election shall be deemed to be No-Election Shares.

              (d) ELECTION DEADLINE. The Election Deadline shall be 5:00 p.m., local Minneapolis, Minnesota time on the last business day prior to the date of the Company Meeting.

              (e) RULES GOVERNING ELECTIONS, PRORATIONS AND ALLOCATIONS. Parent shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity of the Election Forms, the manner and extent to which Cash Elections, Stock Elections and No Elections are to be taken into account for the determinations prescribed in this Article II, the issuance and delivery of Parent Certificates (as defined in Section 2.4(b)) in payment of the Stock Consideration, and the payment of Cash Consideration for shares of Company Common Stock converted into the right to receive cash as a result of the Merger. Subject to the terms of this Agreement and the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been timely and properly made and to disregard immaterial defects in an Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

       2.3    PRORATION.

              (a) The Merger Consideration shall include cash of not less than $5,000,000 and not more than (i) $8,000,000 minus (ii) cash paid to extinguish certain stock options and on account of the Dissenting Shares. As more fully set forth below, the aggregate amount of cash to be paid to holders of shares of Company Common Stock (other than shares of Company Common Stock cancelled as set forth in Section 2.1(a)) (i) shall not be less than $5,000,000 (the "Minimum Aggregate Cash Merger Consideration") and (ii) shall not exceed $8,000,000, minus the sum of (A) the aggregate amount payable with respect to Director Stock Options (as defined in Section 2.10) outstanding at the Effective Time, and (B) the product of the number of Dissenting Shares multiplied by $19.25 (the "Maximum Aggregate Cash Merger Consideration").

              (b) In the event that the product of the total number of Cash Election Shares multiplied by $19.25 (such product shall be referred to hereinafter as the "Cash Election Amount") is less than the Minimum Aggregate Cash Merger Consideration, then:

                     (i) all Cash Election Shares shall be converted into the right to receive Cash Consideration,

                     (ii) the Exchange Agent will select, on a pro rata basis, first from among the No-Election Shares and then, if necessary, from among the Stock Election Shares, a sufficient number of such shares ("Cash Designee Shares") such that the product of (A) the sum of the number of Cash Election Shares plus the number of Cash Designee Shares, multiplied by (B) $19.25 equals as closely as practicable the Minimum Aggregate Cash Merger Consideration and the Cash

              Designee Shares shall be converted into the right to receive Cash Consideration, and

                     (iii) the No-Election Shares and the Stock Election Shares not so selected as Cash Designee Shares shall be converted into the right to receive Stock Consideration.

              (c) In the event that the Cash Election Amount is greater than the Maximum Aggregate Cash Merger Consideration, then:

                     (i) all Stock Election Shares and all No-Election Shares shall be converted into the right to receive Stock Consideration,

                     (ii) the Exchange Agent will select, on a pro rata basis, from among the Cash Election Shares, a sufficient number of such shares ("Stock Designee Shares") such that the product of (A) the number of Cash Election Shares minus the number of Stock Designee Shares, multiplied by (B) $19.25 equals as closely as practicable the Maximum Aggregate Cash Merger Consideration and the Stock Designee Shares shall be converted into the right to receive Stock Consideration, and

                     (iii) any Cash Election Shares not so selected as Stock Designee Shares shall be converted into the right to receive Cash Consideration.

              (d) In the event that the Cash Election Amount is greater than the Minimum Aggregate Cash Merger Consideration but less than the Maximum Aggregate Cash Merger Consideration, then:

                     (i) all Cash Election Shares shall be converted into the right to receive Cash Consideration,

                     (ii) the Exchange Agent will select, on a pro rata basis, from among the No-Election Shares, a sufficient number of Cash Designee Shares such that the product of (A) the sum of the number of Cash Election Shares plus the number of Cash Designee Shares, multiplied by (B) $19.25 equals as closely as practicable the Maximum Aggregate Cash Merger Consideration and the Cash Designee Shares shall be converted into the right to receive Cash Consideration, and

                     (iii) any No-Election Shares not so selected as Cash Designee Shares and all Stock Election Shares shall be converted into the right to receive Stock Consideration.

       2.4    PROCEDURE FOR EXCHANGE.

              (a) ALLOCATION DETERMINATION. As soon as practicable after the Election Deadline (but in no event later than five business days after the Election Deadline) the Exchange Agent shall determine the allocation of the cash portion and the stock portion of the Merger Consideration in accordance with Section 2.3 above and shall notify Parent of its determined allocation (the "Allocation Determination").

              (b) DEPOSIT OF EXCHANGE FUND. Promptly after the Allocation Determination, Parent shall deposit (or cause to be deposited) with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II,
       (i) cash in an amount sufficient to pay the aggregate Cash Consideration in accordance with this Article II (other than in respect of Dissenting Shares) and (ii) certificates representing shares of Parent Common Stock (the "Parent Certificates") for exchange in accordance with this Article II) (the cash and certificates deposited pursuant to clauses (i) and (ii) being hereinafter referred to as the "Exchange Fund"). To the extent not immediately required for payment on surrendered shares of Company Common Stock, cash in the Exchange Fund shall be invested by the Exchange Agent, as directed by Parent (as long as such directions do not impair the rights of holders of Company Common Stock) in direct obligations of the United States of America, obligations for which the faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest investment quality by Moody's Investors Service, Inc. or Standard & Poor's Ratings Group, or certificates of deposit issued by a commercial bank having at least $5 billion in assets, and any net earnings with respect thereto shall be paid to Parent as and when requested by Parent.

              (c) SURRENDER OF CERTIFICATES; EXCHANGE. As soon as practicable after the Effective Time, the Exchange Agent will mail a Letter of Transmittal and Surrender Instructions to each holder of record of shares of Company Common Stock immediately prior to the Effective Time (excluding any shares of Company Common Stock cancelled pursuant to Section 2.1(a)) that did not previously submit the Company Certificates representing such shares to the Exchange Agent with a properly completed Letter of Transmittal. From and after the Effective Time, each holder of a Company Certificate shall, upon surrender of such certificate for cancellation to the Exchange Agent, together with the Letter of Transmittal, duly executed, and such other documents as Parent or the Exchange Agent shall reasonably request, be entitled to receive promptly after the Allocation Determination has been made in exchange therefor (A) a check in the amount equal to the cash, if any, which such holder has the right to receive pursuant to the provisions of this Article II (including any cash in lieu of fractional shares of Parent Common Stock), and (B) a Parent Certificate representing that number of shares of Parent Common Stock, if any, which such holder has the right to receive pursuant to this
       Article II (in each case less the amount of any required withholding taxes), and Company Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.2(c), each Company Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby in accordance with this Article II. If any Parent Certificate is to be issued in a name other than that in which Company Certificate surrendered in exchange therefor is registered, it shall be a condition of such issuance that the person requesting such issuance shall pay any transfer or other tax required by reason of the issuance of a Parent Certificate in a name other than that ofthe registered holder of Company Certificate surrendered, or shall establish to the satisfaction of Parent or its agent that such tax has been paid or is not applicable.

              (d) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of Parent Common Stock) that remains unclaimed by the former shareholders of the Company for six months after the Effective Time shall be delivered to Parent. Any former shareholder of the Company who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Parent for payment of the applicable Merger Consideration, cash in lieu of fractional shares and unpaid dividends and distributions on Parent Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case without any interest thereon.

       2.5 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, holders of Company Common Stock that have, prior to any vote on the Merger, delivered a written demand for the fair value of their shares of Company Common Stock in the manner provided in Section 302A.473 of the MBCA, shall have such rights, if any, as they may have pursuant to Section 302A.471 of the MBCA and such shares of Company Common Stock shall not be converted or exchangeable as provided in Section 2.2 (all such shares of Company Common Stock are hereinafter called "Dissenting Shares"). The Company shall give Parent prompt notice upon receipt by the Company of any written notice from any shareholder of the Company asserting dissenters' rights (each a "Dissenting Shareholder"). The Company agrees that prior to the Effective Time, it will not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle , any demand for fair value under Section 302A.473 of the MBCA. Each Dissenting Shareholder who becomes entitled, pursuant to the provisions of applicable law, to payment for his or her shares of Company Common Stock pursuant to Sections 302A.471 and 302A.473 of the MBCA shall receive payment therefor from Parent (but only after the amount thereof shall be agreed upon or finally determined pursuant to the provisions of applicable law). If any Dissenting Shareholder shall fail to perfect or shall effectively withdraw or lose his or her right to appraisal and payment of his or her shares of Company Common Stock, such Dissenting Shareholder shall forfeit the right to appraisal of such shares and, at the Effective Time, such shares shall thereupon be deemed converted into No-Election Shares.

       2.6 NO FRACTIONAL SHARES. No fractional shares of Parent Common Stock, and no certificates representing such fractional shares, shall be issued pursuant to the Merger. In lieu of the issuance of any fractional share of Parent Common Stock pursuant to the Merger, cash adjustments shall be paid to holders in respect of any fractional share of Parent Common Stock that would otherwise be issuable, and the amount of such cash adjustment, without interest, shall be equal to the product obtained by multiplying such fractional share interest of such holder (after taking into account all fractional share interests then held by such holder) by $19.25.

       2.7 DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate with respect to the shares of Company Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to this Agreement, until the holder of such certificate shall surrender such certificate in accordance with this Agreement. Subject to the effect of applicable laws, following surrender of any such certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to this Agreement and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

       2.8 NO LIABILITY. None of the Parent, the Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to any abandoned or unclaimed property, escheat or similar laws.

       2.9 LOST CERTIFICATES. In the event any Company Certificate shall have been lost, stolen or destroyed upon the making of an affidavit of that fact by the person to the Exchange Agent claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificate the applicable Merger Consideration, cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Parent Common Stock, as provided in this Article II, deliverable in respect thereof pursuant to this Agreement.

       2.10 CLOSING OF STOCK TRANSFER BOOKS; RIGHTS AS SHAREHOLDERS. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records for the Company. From and after the Effective Time, the holders of certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by law. On or after the Effective Time, any Company Certificates presented to the Exchange Agent or Parent for any reason shall be converted in accordance with this Article II.

       2.11 ANTI-DILUTION PROVISIONS. In the event that Parent changes (or establishes a record date for changing) the number of shares of Parent Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Parent Common Stock and the record date therefore shall be prior to the Effective Time, the Exchange Ratio for the Stock Consideration shall be proportionately adjusted.

       2.12   STOCK OPTIONS.

              (a) At the Effective Time, all employee stock options (the "Employee Options") to purchase shares of Company Common Stock under the Company's 1997 Stock Option Plan (the "Employee Option Plan"), which are then outstanding and unexercised, shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into options to purchase shares of Parent Common Stock, and Parent shall assume each such Employee Option subject to the terms thereof, including but not limited to the accelerated vesting of such options which shall occur in connection with or by virtue of the Merger as and to the extent required by the Employee Option Plan and agreements governing such Employee Options; provided, however, that from and after the Effective Time, (i) the number of shares of Parent Common Stock purchasable upon exercise of such Employee Option shall be equal to the number of shares of Company Common Stock that were purchasable under such Employee Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and rounding to the nearest whole share, and (ii) the per share exercise price under each such Employee Option shall be adjusted by dividing the per share exercise price of each such Employee Option by the Exchange Ratio, and rounding down to the nearest cent. The terms of each Employee Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to Parent Common Stock on or subsequent to the Effective Time. Notwithstanding the foregoing, each Employee Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Internal Revenue Code, as amended (the "Code")) shall be adjusted in accordance with the requirements of Section 424 of the Code. Accordingly, with respect to any incentive stock options, fractional shares shall be rounded down to the nearest whole number of shares and where necessary the per share exercise price shall be rounded down to the nearest cent.

              (b) At the Effective Time, all director stock options (the "Director Options") to purchase shares of Company Common Stock under the Company's 1998 Director Stock Option Plan (the "Director Option Plan"), which are then outstanding and unexercised, whether vested or unvested, shall automatically become immediately vested and each holder of a Director Option shall receive within five business days after the Closing Date from the Surviving Corporation a cash payment (less applicable withholding taxes) in an aggregate amount equal to the difference between $19.25 less the applicable exercise price per share with respect to such Director Option as expressly stated in the applicable stock option agreement or agreements (the "Option Consideration"). The Company shall take such other actions (including, without limitation, giving requisite notices to holders of Director Options advising them of such accelerated vesting and rights pursuant to this Section 2.12(b) and obtaining any requisite consents from the holders of such Director Options) as are necessary to fully advise holders of Directors Options of the rights under this Agreement and the Director Options, to facilitate their timely exercise of such rights and to effectuate the provisions of this
       Section 2.12(b). From and after the Effective Time, other than as expressly set forth in this Section 2.12(b), no holder of a Director Option shall have any other rights in respect thereof other than to receive payment for his or her Director Options equal to the Option Consideration, and the Company shall take all necessary actions to terminate effective as of the Effective Time the Director Option Plan and any agreements or similar arrangements with respect thereto.

                                    ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

       The Company represents and warrants to Parent and Merger Subsidiary that, except as set forth in the Disclosure Schedule delivered by the Company to Parent and Merger Subsidiary on or prior to the execution of this Agreement, which identifies exceptions by specific section references (the "Company Disclosure Schedule"):

       3.1    CORPORATION ORGANIZATION AND AUTHORITY.

              (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.

              (b)    (i)    The Company has all requisite governmental
              authorizations, certificates, licenses, consents and approvals required to carry on its business as presently conducted, except where the failure to possess such authorizations, certificates, licenses, consents and approvals does not or would not reasonably be expected to have a Material Adverse Effect (as defined in Section 3.1(b)(ii)) on the Company. The Company is licensed or qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it requires it to be so licensed or qualified except where the failure to be so licensed or qualified does not or would not reasonably be expected to have a Material Adverse Effect on the Company. The copies of the Articles of Incorporation and Bylaws of the Company, as amended to date, previously furnished by the Company to the Parent, are complete and correct and such instruments, as so amended, are in full force and effect as of the date hereof.

                     (ii) For purposes of this Agreement, "Material Adverse Effect" means any change, effect or event that individually or in the aggregate when taken together with all related changes, effects or events (A) is, with respect to Parent or the Company (or, in the case of the Company, the Surviving Corporation after the Merger), as the case may be, materially adverse to the business, financial condition, assets, properties, operations or results of operations, of such entity and its Subsidiaries (as defined in Section 3.3(f)) in each case taken as a whole, (B) does or is reasonably likely to impair materially the ability of the Company,

              Parent or the Merger Subsidiary, respectively, to timely perform its obligations under this Agreement or otherwise to threaten materially or to impede materially the consummation of the Merger and the transactions contemplated by this Agreement, or
              (C) in the case of the Company, is materially adverse to the ability of the Surviving Corporation to conduct the business of the Company or the Company Subsidiaries to conduct their respective businesses, in each case as presently conducted, after the Closing Date; provided, however, that "Material Adverse Effect" shall not be deemed to include any effects of (i) changes in laws, regulations or interpretations thereof by any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality ("Governmental Authority"), (ii) changes in generally accepted accounting principles, (iii) events or conditions generally affecting the securities industry or rising from changes in general business or economic conditions that do not have a disproportionate effect on such entity, (iv) the resignation or other termination of employment, after the date of this Agreement, of any employees of
              (A) the Company or Company Subsidiaries responsible for the production of, individually or in the aggregate, less than $3.5 million of gross revenues of the Company and its Subsidiaries for fiscal year 1998 on a consolidated basis or (B) the Parent or Parent Subsidiaries responsible for the production of, individually or in the aggregate, less than $3.5 million of gross revenues of the Parent and its Subsidiaries for fiscal year 1998 on a consolidated basis, and (v) actions or omissions to act required by this Agreement or having the prior written consent of the other parties hereto.

                     (iii) For purposes of this Agreement, "Material" means, with respect to any fact, circumstance, event or thing relating to Parent, the Company or the Surviving Corporation, as the case may be, that such fact, circumstance, event or thing is material to
              (A) the business, financial condition, assets, properties, operations or results of operations of such entity and its Subsidiaries, in each case taken as a whole, (B) the ability of the Company, Parent, or the Merger Subsidiary to timely perform its obligations under this Agreement or otherwise to consummate the transactions contemplated under this Agreement, or (C) the ability of the Surviving Corporation to conduct the business of the Company or the Company Subsidiaries to conduct their respective businesses, in each case as presently conducted, after the Closing Date.

       3.2 CAPITALIZATION. The authorized capital stock of the Company consists of (i) 3,000,000 shares of Company Common Stock, and (ii) 100,000 shares of preferred stock, par value $.01 per share (the "Company Preferred Stock"). As of the date of this Agreement, (a) 938,950 shares of Company Common Stock were issued and outstanding, (b) no shares of Company Preferred Stock were issued and outstanding, (c) 300,000 shares of Company Common Stock were reserved for issuance pursuant to outstanding Employee Options heretofore granted under the Employee Option Plan, and (d) 50,000 shares of Company Common Stock were reserved for issuance pursuant to outstanding Director Options heretofore granted under the Directors Option Plan. Section
3.2 of the Company Disclosure Schedule sets forth a schedule showing (i) each outstanding Employee Option and Director Option and the date it was granted,

(ii) the number of shares of Company Common Stock subject thereto, and (iii) the exercise price thereof. All of the outstanding shares of Company Common Stock are, and all shares of Company Common Stock which may be issued pursuant to the exercise of outstanding Employee Options or outstanding Director Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable, issued in material compliance with all applicable federal and state securities laws and not issued in violation of any preemptive or similar rights. Except as provided in this Section 3.2, no shares of the capital stock of the Company are reserved for issuance for any purpose. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible and the securities having such rights)("Voting Debt") of the Company issued and outstanding. There are no other shares of capital stock or other equity securities, instruments or other rights of the Company authorized, issued or outstanding and no other options, warrants, rights to subscribe (including any preemptive rights), calls, agreements, arrangements or commitments of any character whatsoever to which the Company is a party or may be bound requiring the issuance, transfer or sale of any shares of capital stock, Voting Debt or other equity interests of the Company or any securities or rights convertible into or exchangeable or exercisable for any such shares or equity interests, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of its capital stock, options, warrants or rights or to purchase, redeem or acquire any shares of its capital stock or securities convertible into or exchangeable or exercisable for any such shares or other securities.

       3.3    SUBSIDIARIES.

              (a)    The Company has fully and accurately disclosed in
       Schedule 3.3 of the Company Disclosure Schedule all the Company's Subsidiaries and the states in which such Subsidiaries are organized. Each of the Company's Subsidiaries has been duly organized and is validly existing and in good standing under the laws of the state in which it is organized, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it or the conduct of its business requires it to be so licensed or qualified except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

              (b) No capital stock of any of the Company Subsidiaries are or may become required to be issued (other than to the Company or a wholly owned Subsidiary of the Company) by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock of any of such Subsidiaries and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may be bound to issue, redeem, purchase or sell shares of any Subsidiary capital stock or securities convertible into or exchangeable or exercisable for any such shares or interests.

              (c) The copies of the organizational documents, as amended to date, of all Subsidiaries of the Company previously furnished to Parent are complete and correct and such instruments, as so amended, are in full force and effect as of the date hereof.

              (d) All of the outstanding shares of capital stock of each of the Company's Subsidiaries have been duly authorized and validly issued, were not issued in violation of any subscription or preemptive right, are fully paid and nonassessable and subject to no preemptive or other similar rights, and are owned by the Company or a Subsidiary of the Company free and clear of any lien, charge, mortgage, pledge, security interest, restriction, claim or encumbrance of any nature whatsoever ("Liens"), other than any restriction on transfer under any applicable securities laws.

              (e) Except for the stock of the Company Subsidiaries directly or indirectly owned by the Company, warrants received in the ordinary course of business as an underwriter or as otherwise disclosed in Schedule 3.3 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns any stock, partnership interest, joint venture interest or any other security issued by any other corporation, organization or entity, except readily marketable securities owned by the Company or a Company Subsidiary in the ordinary course of business.

              (f) As used in this Agreement, the word "Subsidiary," with respect to any party to this Agreement, means any corporation, partnership, joint venture or other organization, whether incorporated or unincorporated, of which: (i) such party or any other Subsidiary of such party is a general partner; (ii) voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation, partnership, joint venture or other organization is held by such party or by any one or more of its Subsidiaries, or by such party and any one or more of its Subsidiaries.

       3.4 CORPORATE POWER. The Company and each of its Subsidiaries has all requisite corporate power and authority to carry on their respective business as it is now being conducted and to own, lease and operate their respective properties and assets.

       3.5    CORPORATE AUTHORITY; VOTE REQUIRED.

              (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the voting power of all the outstanding shares of Company Common Stock (the "Requisite Company Shareholder Vote") in accordance with the MBCA and the Company's Articles of Incorporation and

       Bylaws and the filing of the appropriate merger documents required by the MBCA). This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

              (b) The Company has taken all action necessary, if any, in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any "moratorium," "control share," "fair price" or other anti-takeover laws and regulations (collective, "Takeover Laws") of the State of Minnesota.

       3.6    NONCONTRAVENTION.

              (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not conflict with or violate the Articles of Incorporation, Bylaws or equivalent organizational documents of the Company or any of its Subsidiaries.

              (b) Subject to the approval by the shareholders of the outstanding Company Common Stock, receipt of the required regulatory approvals, the required filings under federal and state securities and insurance laws and approvals of NYSE and any other applicable exchange of the Merger and the other transactions contemplated hereby and except as do not or would not reasonably be expected to have a Material Adverse Effect on the Company, the execution, delivery and performance of this Agreement and the consummation of the Merger do not and will not constitute a breach of or a default under, or give rise to rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties is bound or affected.

       3.7 REGULATORY FILINGS AND CONSENTS. Except for the consents, approvals, notifications, filings and registration set forth in Section 3.7 of the Company Disclosure Schedule or where the failure to obtain such consents and approvals or make such filings or registration does not or would not reasonably be expected to have a Material Adverse Effect on the Company, no consents or approvals of, notifications to, or filings or registrations with, (i) any court, administrative agency or commission or any other federal, state or local authority or instrumentality, domestic or foreign (collectively, "Governmental Authority"), (ii)(A) the National Association of Securities Dealers, Inc. ("NASD"), New York Stock Exchange ("NYSE"), the American Stock Exchange ("AMEX"), Chicago Board of Trade ("CBOT"), the Securities Investor Protection Corporation ("SIPC"), the Municipal Securities Rulemaking Board (the "MSRB") or (B) other commission, board, bureau, agency, or body that is not a Governmental Authority but is charged with the regulation and supervision or regulation of brokers, dealers, investment advisors, securities underwriting or trading, stock exchanges, commodities exchanges, insurance companies or agents, investment companies, investment advisors or lending or gaming activities and to the jurisdiction of which the Company or any of its Subsidiaries are subject (collectively, "Self-Regulatory Agencies") or (iii) pursuant to any applicable laws, regulation or orders are required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company of this Agreement or to consummate the Merger.

       3.8    REGISTRATIONS.

              (a) Except as does not or would not reasonably be expected to have a Material Adverse Effect on the Company, the Company and any Company Subsidiary required to be registered as a broker dealer, investment adviser or insurance agency, with the Securities and Exchange Commission (the "SEC"), any securities commission or similar authority or insurance authority of any state or foreign jurisdiction or any Self Regulatory Organization are duly registered as such and such registrations are in full force and effect. All such registrations as currently filed, and all periodic reports required to be filed with respect thereto, are accurate and complete in all material respects.

              (b) Except as does not or would not reasonably be expected to have a Material Adverse Effect on the Company, all of the Company and the Company's Subsidiaries' respective officers and employees who are required to be licensed or registered to conduct the business of the Company or such Subsidiary as presently conducted are duly licensed or registered in each state or foreign jurisdiction in which such licensing or regulation is so required (collectively, the "Company Registered Representatives"). To the knowledge of the Company, none of the Company Registered Representatives is or has been, since August 1, 1997, subject to any disciplinary or other regulatory compliance proceeding.

       3.9    REPORTS; FINANCIAL STATEMENTS.

              (a) Since August 1, 1997 the Company and each Company Subsidiary has (i) filed all forms, reports, statements and other documents required to be filed with the SEC including, without limitation, all FOCUS reports and all amendments and supplements to all such reports (the "Company SEC Reports"), (ii) filed all forms, reports, statements and other documents required to be filed with any Governmental Authorities including, without limitation, state authorities regulating the purchase and sale of securities, and (iii) filed all trade reports, filings, amendments to forms and other documents required by any Self Regulatory Organization (all such forms, reports, statements and other documents in clauses (i), (ii) and (iii) of this Section 3.9(a) being collectively referred to as the "Company Reports") except where the failure to file such Company Reports has not had or would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has made available to Parent copies of each of the Company Reports and will promptly provide copies of each Company Report filed after the date of this Agreement. The Company Reports previously filed did not at the time they were filed (after giving effect to any amendments filed before the date hereof) and the Company Reports filed in the future will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or will be made, not misleading.

              (b) The Company has delivered to Parent (i) copies of its audited consolidated balance sheets as at October 31, 1998 and 1997 and the related consolidated statements of operations, cash flows and shareholders' equity for the fiscal year ended October 31, 1998 and the period from August 1, 1997 to October 31, 1997 (including the related notes and schedules thereto and reports of independent auditors) (the "Audited Reports"), (ii) an unaudited consolidated balance sheet of the Company as at March 31, 1999 (the "Latest Balance Sheet") and the related consolidated statements of operations, cash flows and shareholder equity for the five months then ended (the "Interim Financial Reports"), and (iii) copies of the reports of the Company and its Subsidiaries filed with the SEC (the "SEC Reports") pursuant to Section 17 of the Exchange Act and Rule 17a-5 thereunder for the fiscal years ended October 31, 1998 and October 31, 1997 and the quarter ended January 31, 1999 (collectively and with all future Audited Reports, Interim Financial Reports and SEC Reports, the "Company Financial Statements"). The Company will promptly provide Parent with copies of the Company Financial Statements with respect to periods after the dates set forth above when available. The Company Financial Statements (as of the dates thereof and for the periods covered thereby) are or, if delivered in the future, will be in accordance with the books and records of the Company, which books and records are complete and accurate in all material respects and fairly present in all material respects the financial position of the entity or entities to which they relate as of the date and for the periods presented, in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, as to the Audited Reports and the Interim Financial Reports, and in accordance with regulatory accounting principles, as to the SEC Reports and subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

       3.10 ABSENCE OF UNDISCLOSED MATERIAL LIABILITIES. All of the obligations or liabilities, claims or expenses of any nature (whether absolute, accrued, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, including Taxes (as defined in Section 3.14) with respect to or based upon transactions or events heretofore occurring that are required to be reflected, disclosed or reserved against in audited consolidated financial statements in accordance with GAAP ("Liabilities") have, in the case of the Company and its Subsidiaries, been so reflected, disclosed or reserved against in the Latest Balance Sheet, and the Company and its Subsidiaries have no other Liabilities except: (a) Liabilities incurred since the date of the Latest Balance Sheet (the "Latest Balance Sheet Date") in the normal and ordinary course of business consistent with past practices (none of which is an uninsured Liability for breach of contract, breach of warranty, tort, or other claim or lawsuit), (b) as otherwise disclosed in the Company Disclosure Schedule, or (c) Liabilities incurred pursuant to this Agreement or in connection with the transactions contemplated under this Agreement.

       3.11 NO MATERIAL ADVERSE EFFECT. Since October 31, 1998, the business of the Company and its Subsidiaries has been conducted in the ordinary and usual course, consistent with past practice, and there has been no event, occurrence, development or state of circumstances or facts which has had or would reasonably be expected to have a Material Adverse Effect on the Company.

       3.12 SECURITIES. Each of the Company and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien , except to the extent such securities are pledged in the ordinary course of business consistent with prudent business practices to secure the obligations of each of the Company or its Subsidiaries.

       3.13   LITIGATION.

              (a) No action, suit, proceeding, order, investigation, claim or arbitration proceeding is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or their respective properties, businesses, employees or agents, at law or in equity, or before or by any court, arbitrator, mediator or Self Regulatory Organization or Governmental Authority except for those that would not have or would not reasonably be expected to have a Material Adverse Effect on the Company.

              (b) Neither the Company nor any of its Subsidiaries or their respective properties, businesses, employees or agents is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement restriction with, or a commitment letter or similar submission to, any Self Regulatory Organization or Governmental Authority except for those that do not or would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has been advised by any such Self Regulatory Organization or Governmental Authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission.

              (c) Section 3.13 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all claims, actions, suits or proceedings by private parties against the Company or the Company Subsidiaries (i) arising out of any state of facts relating to the origination or sale of investment products or services by the Company, its Subsidiaries or any employees thereof (including, without limitation, equity or debt securities, mutual funds, insurance contracts, annuities, partnership and limited partnership interests, interests in real estate, debt origination, loan participations, investment banking services, securities underwritings, or investment advisory services in which the Company or any of its Subsidiaries participated in any manner), or (ii) that could reasonably be expected to involve individually an amount in excess of $50,000 or collectively an aggregate amount in excess of $100,000.

       3.14   TAX MATTERS.

              (a) Each of the Company and any Subsidiary and any affiliated, combined or unitary group of which the Company or any Subsidiary is or was a member, and any Company Employee Plans (as defined in Section 3.20 hereof), as the case may be (each, a

       "Company Tax Affiliate" and, collectively, the "Company Tax Affiliates"), has: (i) timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements ("Tax Returns") required to be filed or sent by it in respect of any "Taxes" (as defined in subsection (f) below) or required to be filed or sent by it by any taxing authority having jurisdiction and such Tax Returns are true, correct and complete in all material respects; (ii) timely and properly paid (or has had paid on its behalf) all Taxes shown to be due and payable on such Tax Returns; (iii) paid or arranged for payment by or on behalf of it or reflected on its books as an accrued Tax liability, either current or deferred all Material Taxes of the Company or any Subsidiary which will be due and payable, whether now or hereafter, for any period ending on, ending on and including, or ending prior to the Closing Date; (iv) complied in all material respects with all applicable laws, rules, and regulations relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code or similar provisions under any foreign laws), and timely and properly withheld from individual employee wages or payments to any independent contractor, creditor, shareholder or other third party and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

              (b) There are no Liens for Taxes upon any assets of the Company, any Company Subsidiary or of any Company Tax Affiliate, except Liens for Taxes not yet due.

              (c) No deficiency for any Taxes has been proposed, asserted or assessed against the Company, its Subsidiaries or the Company Tax Affiliates that has not been resolved and paid in full. No waiver, extension or comparable consent given by the Company, the Subsidiaries or the Company Tax Affiliates regarding the application of the statute of limitations with respect to any Taxes or Tax Returns is outstanding, nor is any request for any such waiver or consent pending. There has been no tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Company Tax Returns for the Company's 1995, 1996 or 1997 tax years, nor is the Company or any Subsidiary under Tax audit or other proceeding, nor has there been any notice to the Company or any Subsidiary by any taxing authority regarding any such Tax, audit or other such proceeding, or, to the knowledge of the Company or any Company Subsidiary, is any such Tax audit or other proceeding threatened with regard to any Taxes or Company Tax Returns. Neither the Company nor any Subsidiary has any knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes of the Company, the Subsidiaries or the Company Tax Affiliates which would exceed the estimated reserves established on its books and records. The Company Tax Returns for all taxable years of the Company or any Company Subsidiary are closed by the applicable statute of limitations for all taxable years prior to the Company's 1995 tax year.

              (d) Neither the Company, any Subsidiary nor any Company Tax Affiliate is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code and the consummation of the transactions contemplated by this

       Agreement will not be a factor causing payments to be made by the Company, any Company Subsidiary, any Company Tax Affiliate or the Surviving Corporation that are not deductible (in whole or in part) under Section 280G of the Code.

              (e) Except as disclosed in Schedule 3.14 of the Disclosure Schedule, neither the Company nor any Company Subsidiary (i) is a party to any agreement providing for the allocation or sharing of taxes or (ii) is required to include in income any adjustment by reason of a voluntary change in accounting method initiated by the Company or any Company Subsidiary (nor does the Company or any Company Subsidiary have any knowledge that any taxing authority has proposed any such adjustment or change of accounting method).

              (f) For purposes of this Agreement, the term "Taxes" means all taxes, charges, fees, levies, or other assessments, however denominated and whether imposed by a taxing authority within or without the United States, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, including, together with all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

       3.15   CONTRACTS AND COMMITMENTS.

              (a)    Except as disclosed in Section 3.15, Section 3.16,
       Section 3.17 or Section 3.20 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any of the following contracts, agreements or arrangements, whether written or oral (the "Company Material Agreements"):

                     (i)    pension, profit-sharing, retirement,
              hospitalization, group insurance, medical expense reimbursement, death benefit, disability, deferred compensation, fringe benefit, stock option, stock purchase, stock bonus, incentive compensation, bonus, or any other employee benefit plan;

                     (ii) collective bargaining agreement or other contract with any labor union, or any contract, whether written or oral (excluding any oral contract that is terminable-at-will under the laws of the relevant jurisdiction), for the employment of any officer, individual employee, or other person or entity on a full-time, part-time, consulting or other basis, or any agreement relating to loans to officers, directors or affiliates;

                     (iii) contract or agreement related to the voting of the shares of the Company or any of its Subsidiaries or the election of directors of the Company or any Company Subsidiary;

                     (iv) agreement or indenture relating to the borrowing of money or to the mortgaging, pledging or otherwise placing a lien on any asset or group of assets of the Company or any Company Subsidiary other than in the ordinary course of business and consistent with past practice;

                     (v) guarantee of any obligation, except for guarantees of the obligations of wholly owned Subsidiaries, other than in the ordinary course of business and consistent with past practice;

                     (vi) contract or agreement (A) prohibiting it from freely engaging or competing in any business anywhere in the world, or
              (B) entered into, other than in the ordinary course of business and consistent with past practice, restricting the right of the Company or any Company Subsidiary to use or disclose any information in its possession;

                     (vii) partnership, joint venture, or other similar contract arrangement;

                     (viii) underwriting, agency, dealer, sales representative
              or other similar agreements relating to public offerings or private placements of partnership interests or insurance products, in each case, other than in the ordinary course of business;

                     (ix) any contract relating to the acquisition or disposition of any business of the Company or a Company Subsidiary (whether by merger, sale of stock, sale of assets or otherwise) entered into after August 1, 1997;

                     (x) any other contract which creates future payment obligations in excess of $100,000 in the aggregate and which by its terms does not terminate or is not terminable without penalty upon notice of 90 days or less other than loan commitments made in the ordinary course of business which the Company reasonably anticipates will be funded through loan participations under which third parties other than the Company or any Company Subsidiary would fulfill such future payment obligations; or

                     (xi) any other contract not entered into in the ordinary course of business that is Material to the Company.

              (b) The Company has furnished to Parent true and complete copies of each of the Company Material Agreements (or, if oral, a written summary of such Company Material Agreements).

              (c) Except as disclosed in Section 3.15 of the Company Disclosure Schedule:

                     (i) The Company and each of its Subsidiaries have performed all material obligations required to be performed by them and are not in material default under or in material breach of nor in receipt of any claim of material default or breach under any Company Material Agreement to which either is a party or is bound thereby;

                     (ii) to the knowledge of the Company, no event has occurred which with the passage of time or the giving of notice or both would result in such a material default or breach under any Company Material Agreement.

              (d) To the knowledge of the Company, no employee of the Company or any Company Subsidiary is a party to a contract other than with the Company or a Company Subsidiary (A) prohibiting him or her from freely engaging or competing in any business anywhere in the world, or (B) entered into other than in the ordinary course of business and consistent with past practice, restricting his or her right to use or disclose any information in his or her possession.

       3.16   PARTICIPATION AGREEMENTS.

              (a) All issued and outstanding participation agreements, loan participation notes or similar arrangements to which the Company or any Company Subsidiary is a party or under which the Company or any Company Subsidiary has any liability (the "Participation Agreements") were entered into in the ordinary course of business of the Company or the Company Subsidiary which is a party to or liable under such Participation Agreements.

              (b) The Company and the Company Subsidiaries have performed all material obligations required to be performed by them and are not in material default under or material breach of nor in receipt of any claim of any material breach or default under any Participation Agreements.

              (c) The Company has no knowledge of any breach by any third party of any material obligation to be required to be performed by it or any material default under any Participation Agreement.

              (d) Each agreement evidencing a Participation Agreement provides that neither the Company nor any Company Subsidiary has made any guaranty of payment of the debt that is the subject of the Participation Agreement and that the participant shall not have recourse to the Company or any Company Subsidiary for repayment of such debt. Neither the Company nor any Company Subsidiary has waived any material provision thereof in a manner that would increase the liability of the Company or any Company Subsidiary thereunder.

       3.17   TITLE TO PROPERTY.

              (a) The Company does not own any real property. The real property demised by the leases (the "Leases") described under the caption "Leases" in Section 3.17 of the Company Disclosure Schedule together constitute all of the real property used or occupied by the Company (collectively, the "Real Property").

              (b) The Leases are in full force and effect, and the lessee therein has valid and existing leasehold interests under each such Lease for the term set forth therein. The Company has delivered to Parent complete and accurate copies of each of the Leases and none of such Leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Parent. The lessee under each of the Leases is not in default which would, and no circumstances exist which, if not remedied, would either with or without notice or the passage of time or both, result in a termination, under any of such Leases.

       3.18 INTELLECTUAL PROPERTY RIGHTS. Except as disclosed in Section 3.18 of the Company Disclosure Schedule, there are no Material trademarks, service marks, trade names, corporate names, copyrights, trade secrets or other intellectual property rights owned or licensed by the Company or any of its Subsidiaries or necessary to the conduct of the businesses of the Company or its Subsidiaries as now conducted. The Company or one of its Subsidiaries owns and possesses all right, title and interest, or a valid license, in and to the intellectual property rights set forth in such Section 3.18.

       3.19 EMPLOYEES. The Company and each of its Subsidiaries are in compliance in all material respects with all Material laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity and collective bargaining, and is current in the payment of employee-related obligations. There are no Material workers' compensation claims pending against the Company or any of its Subsidiaries.

       3.20   EMPLOYEE BENEFIT PLANS.

              (a) Section 3.20 of the Company Disclosure Schedule discloses each "employee benefit plan", as defined in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which (i) is subject to any provision of ERISA, and (ii) is maintained, administered or contributed to by the Company or any Company ERISA Affiliate (as defined below) and covers any employee or former employee of the Company or any ERISA Affiliate or under which the Company or any ERISA Affiliate has any liability. Such plans are hereinafter referred to collectively as the "Company Employee Plans." For purposes of this
       Section 3.20, "Company ERISA Affiliate" means any person which is treated as a single employer with the Company under Section 414 of the Code. The only Company Employee Plans which individually or collectively would constitute an "employee pension benefit plan" as defined in Section 3(2) of ERISA (the "Company Pension Plans") are identified as such in Section
       3.20 of the Company Disclosure Schedule.

              (b) No Company Employee Plan constitutes a "multiemployer plan", as defined in Section 4001(a)(3) of ERISA (a "Multiemployer Plan"), and no Company Employee Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code. No Company Employee Plan is a defined benefit plan or a money purchase pension plan and no Company Employee Plan is subject to Title IV of ERISA. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Company Employee Plan has or would reasonably subject the Company or any Company Subsidiary, or any officer or director of the Company or any Company Subsidiary, to any Material liability under Title I of ERISA or liable for any Material amount of tax pursuant to Section 4972 or Sections 4974 through 4980B, inclusive, of the Code.

              (c) Each Company Pension Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. The Company has furnished to Parent copies of the most recent Internal Revenue Service determination letters with respect to the Company Pension Plans. Except as disclosed in Section 3.20 of the Company Disclosure Schedule, each Company Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plans.

              (d) Section 3.20 of the Company Disclosure Schedule lists each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not a Company Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by the Company or any Company ERISA Affiliates and (iii) covers any employee or former employee of the Company or any Company ERISA Affiliates. Such contracts, plans and arrangements as are described above, copies and descriptions (including descriptions of the number and level of employees covered thereby) of all of which have been furnished previously to Parent, are hereinafter referred to collectively as the "Company Benefit Arrangements." Each Company Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Company Benefit Arrangement. Except as set forth in Section 3.20 of the Company Disclosure Schedule and except as provided by law, the employment of all persons presently employed or retained by the Company or any of its Subsidiary is terminable at will.

              (e) The Company and the Company ERISA Affiliates have no post-retirement health and medical benefits for retired employees. No condition exists that would prevent Parent or any affiliate of Parent from amending or terminating any Company Employee Plan or Company Benefit Arrangement, other than any limitations imposed under ERISA or the Code.

              (f) With respect to all Company Employee Plans, all contributions which are due have either been made or properly accrued.

              (g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of the Company or any of its Subsidiaries under any Company Benefit Arrangement or otherwise from the Company or any of its Subsidiaries, (ii) increase any benefits otherwise payable under any Company Benefit Arrangement or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

       3.21 COMPLIANCE WITH LAWS, PERMITS AND LICENSES. Except as set forth in Section 3.21 of the Company Disclosure Schedule, each of the Company and its Subsidiaries, and their respective officers and employees:

              (a) in the conduct of its business (including without limitation, its municipal securities and lending activities), is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, and the rules of all Self Regulatory Organizations applicable thereto except where the failure to be in compliance does not have or would not reasonably be expected to have a Material Adverse Effect;

              (b) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities and Self Regulatory Organizations that are required in order to permit them to own and operate their businesses as presently conducted and that are Material to the business of the Company; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its knowledge, no suspension or cancellation of any of them is threatened or reasonably likely; and all such filings, applications and registrations are current;

              (c) Since August 1, 1997, has received no notification or communication from any Governmental Authority or Self Regulatory Organization (i) asserting that any of them is not in compliance with any of the statutes, rules, regulations or ordinances which such Governmental Authority or Self Regulatory Organization enforces, or has otherwise engaged in any unlawful business practice, (ii) threatening to revoke any license, franchise, permit, seat on any stock or commodities exchange, or governmental authorization, (iii) requiring any of them (including any of the Company's or its Subsidiaries' directors or controlling persons) to enter into a cease and desist order, agreement, or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy) or (iv) restricting or disqualifying the activities of the Company or any of its Subsidiaries (except for restrictions generally imposed by rule, regulation, or administrative policy on broker-dealers generally);

              (d) is not aware of any pending or threatened investigation, review or disciplinary proceedings by any Governmental Authority or Self Regulatory Organization against the Company, any of its Subsidiaries or any officer, director or employee thereof;

              (e) other than Miller & Schroeder Asset Management and Miller & Schroeder Small Business Capital Corporation, is not required to be registered as an investment company, investment advisor, commodity trading advisor, commodity pool operator, futures commission merchant, introducing broker, insurance agent, or transfer agent under any United States federal, state, local or foreign statutes, laws, rules or regulations. No broker-dealer Subsidiary acts as the "sponsor" of a "broker-dealer trading program", as such terms are defined in Rule 17a-23 under the Exchange Act.

              (f) is not, nor, to the knowledge of the Company is, any "affiliated person" (as defined in the Investment Company Act of 1940, as amended and the rules and regulations promulgated thereunder (the "Investment Company Act")) thereof, ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve as an investment advisor (or in any other capacity contemplated by the Investment Company Act) to an Investment Company (as defined in the Investment Company Act).
       Neither the Company, nor any "associated person" (as defined in the Investment Advisors Act of 1940, as amended and the rules and regulations promulgated thereunder (the "Investment Advisors Act")) thereof, is ineligible pursuant to Section 203 of the Investment Advisors Act to serve as an investment advisor or as an associated person to a registered investment advisor; and

              (g) is not, nor is any affiliate of any of them, subject to a "statutory disqualification" as defined in Section 3(a)(39) of the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the "Exchange Act").

       3.22   ENVIRONMENTAL MATTERS.

              (a)    For purposes of this Agreement:

                     (i) "Environmental Laws" means any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement with force of law relating to:
              (a) the protection or restoration of the environment, health or safety as enacted or amended prior to the date hereof (in each case as relating to the environment) or natural resources; or (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance.

                     (ii) "Hazardous Substance" means any hazardous or toxic substance, material or waste, including those substances, materials and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 CFR

              Section 172.101), or by the United States Environmental Protection Agency as hazardous substances (40 CFR Par 302) and amendments thereto, petroleum products or other such substances, materials and wastes that are or become regulated under any applicable local, state or federal law, including petroleum compounds, lead, asbestos and polychlorinated biphenyls.

       (b)    Except as set forth in Section 3.22 of the Company Disclosure
              Schedule:

                     (i) The Company and its Subsidiaries have complied in all material respects at all times with applicable Environmental Laws.

                     (ii) No property (including buildings and any other structures) currently or formerly owned, used or operated (or which the Company or any of its Subsidiaries would be deemed to have owned, used or operated under any Environmental Law) by the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries (whether as fiduciary or otherwise) has a Lien, has been contaminated with, or has had any release of, any Hazardous Substance in such form or substance so as to create any liability for the Company or its Subsidiaries.

                     (iii) Neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any other third-party property.

                     (iv) Since August 1, 1997, the Company and its Subsidiaries have not received any notice, demand letter, claim or request for information alleging any violation of, or liability of the Company under, any Environmental Law.

                     (v) The Company and its Subsidiaries are not subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law.

              (c) The Company has made available to Parent copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to the Company or one of its Subsidiaries or any currently or formerly owned, used or operated property or any property in which the Company or one of its Subsidiaries (whether as fiduciary or otherwise) has held a Lien.

       3.23 NO PENDING TRANSACTIONS. Except for this Agreement, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any agreement, undertaking or commitment (i) to merge or consolidate with, or acquire all or substantially all of the property and assets of, any other corporation or person or (ii) to sell, lease or exchange all or substantially all of its property and assets to any other corporation or person.

       3.24 RISK MANAGEMENT INSTRUMENTS. All interest rate swaps, caps, floors, collars, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for the Company's own accounts, or for the account of one or more of its Subsidiaries or their customers, were entered into in the ordinary course of business (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies in all material respects, and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or one of its Subsidiaries, enforceable in accordance with its terms and are in full force and effect. Neither the Company nor its Subsidiaries, nor to the Company's knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement. The Company Financial Statements disclose the value of such agreements and arrangements on a mark-to-market basis in accordance with generally accepted accounting principles and since October 31, 1998 there has not been a change in such value that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

       3.25 BROKERAGE. No third party shall be entitled to receive any brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Company or any of its Subsidiaries.

       3.26 ACCOUNTING CONTROLS. Each of the Company and its Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances, in the judgment of the Board of Directors of the Company, that (a) all material transactions are executed in accordance with management's general or specific authorization, (b) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied with respect to broker-dealers or any other criteria applicable to such statements, (c) access to the material property and assets of each of the Company and its Subsidiaries is permitted only in accordance with management's general or specific authorization, and (d) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

       3.27 CONTRACTS WITH CLIENTS. The Company and its Subsidiaries are in material compliance with the terms of each contract with any customer to whom the Company or such Subsidiary provides services under any contract ("Company Client"), and each such contract is in full force and effect with respect to the applicable Company Client. Except as disclosed in Section 3.27 of the Company Disclosure Schedule, there are no Material disputes pending or threatened with respect to any former Company Client. The Company has made available to Parent true and complete copies of all advisory, sub-advisory and similar agreements with any Company Client. Except to the extent that it does not or would not reasonably be expected to have a Material Adverse Effect on the Company, each extension of credit by the Company or any of its Subsidiaries to any Company Client (i) is in full compliance with Federal Reserve Board Regulation T or any substantially similar regulation of any Governmental Authority and, (ii) is fully secured, and the Company or such Subsidiary has a first priority perfected security interest in the collateral securing such extension of credit.

       3.28 INVESTMENT ADVISORY ACTIVITIES. Except for Miller & Schroeder Small Business Capital Corporation and Miller and Schroeder Asset Management, Inc., none of the Company or its Subsidiaries is or has been during the past five years an "investment adviser" within the meaning of the Investment Advisers Act required to be registered, licensed or qualified as an investment advisor under the Investment Advisers Act or subject to any liability or disability by reason of any failure to be so registered, licensed or qualified.

       3.29 INSURANCE POLICIES. All of the Company's and its Subsidiaries' insurance and umbrella policies insuring the Company and its Subsidiaries and their directors, officers, agents, properties and businesses, are valid and in full force and effect and without any premium past due, and there are not claims, singly or in the aggregate, under such policies which are in excess of the limitations of coverage set forth in such policies. Except as set forth on
Section 3.29 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received notice of default under, or intended cancellation or non-renewal of, any Material policies of insurance which insure the properties, business or liability of the Company or any Company Subsidiary.

       3.30 REGISTRATION STATEMENT. None of the information supplied or to be supplied by the Company for inclusion in (a) the Registration Statement (as defined in Section 7.1), (b) the Joint Proxy Statement/Prospectus (as defined in Section 7.1), or (c) any other document to be filed with the SEC or other Governmental Authority or Self Regulatory Organization in connection with the transactions contemplated hereby, at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and at the Effective Time, and with respect to the Prospectus, when mailed and at the time of the Company Meeting (as provided in Section 7.1(b)), shall be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading.

       3.31 AFFILIATE TRANSACTIONS. Except as set forth on Section 3.31 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries, nor any directors, officers or employees of the Company or of any Company Subsidiary or any of their spouses or any entity controlled by any one or more of them is presently or has been since October 31, 1998 (i) a party to any transaction or agreement with the Company or any Company Subsidiary (including but not limited to, any contract, agreement, commitment or other arrangement providing for the furnishing of services, or the rental of real or personal property, or any loan agreement, note or borrowing arrangement or other arrangement); (ii) entitled to receive any fee or other payment of consideration in connection with this Agreement or the consummation of the transactions contemplated hereby; or (iii) the direct or indirect owner of any interest (other than an investment in a publicly-held corporation, not exceeding 1% of the outstanding capital stock of such corporation) in any corporation, firm, association or business organization which is a present or potential competitor of, customer of or supplier of products or services to the Company or any Company Subsidiary, nor does any such person receive income from any source other than the Company or any Company Subsidiary which relates to the business of, or should properly accrue to, the Company or any Company Subsidiary.

                                     ARTICLE IV
                      REPRESENTATIONS AND WARRANTIES OF PARENT

       Parent represents and warrants to the Company that, except as set forth in the Disclosure Schedule delivered by Parent to the Company on or prior to the execution of this Agreement, which identifies exceptions by specific section reference (the "Parent Disclosure Schedule"):

       4.1 ORGANIZATION AND QUALIFICATION. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. Parent has all requisite governmental authorizations, certificates, licenses, consents and approvals required to carry on its business as presently conducted, except where the failure to possess such authorizations, certificates, licenses, consents and approvals does not or would not reasonably be expected to have a Material Adverse Effect on Parent. Parent is licensed or qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it requires it to be licensed or qualified except where the failure to be so licensed or qualified has not had or would not reasonably be expected to have a Material Adverse Effect on Parent.

       4.2 CAPITALIZATION. The authorized capital stock of Parent consists of (i) 7,500,000 shares of Parent Common Stock, (ii) 1,000,000 shares of preferred stock (the "Parent Preferred Stock"), and (iii) 16,500,000 shares of undesignated stock (the "Parent Undesignated Stock"). As of April 23, 1999, (a) 5,127,915 shares of Parent Common Stock were issued and outstanding, (b) no shares of Parent Preferred Stock were issued and outstanding, (c) no shares of Parent Undesignated Stock were issued and outstanding and (d) 689,351 shares of Parent Common Stock were reserved for issuance under Parent's Employee Stock Purchase Plan, (e) 1,205,583 shares of Parent Common Stock were reserved for issuance under Parent's 1990 and 1997 Stock Option Plan and (f) 364,104 shares of Parent Common Stock were reserved for issuance under outstanding warrants to purchase shares of Parent Common Stock. All of the outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable, issued in material compliance with all applicable federal and state securities laws and not issued in violation of any preemptive or similar rights. Except as provided in this Section 4.2, no shares of the capital stock of Parent are reserved for issuance for any purpose. Parent has no Voting Debt issued and outstanding. There are no other shares of capital stock or other equity securities, instruments or other rights of Parent authorized, issued or outstanding and no other options, warrants, rights to subscribe (including any preemptive rights), calls, agreements, arrangements or commitments of any character whatsoever to which Parent is a party or may be bound requiring the issuance, transfer or sale of any shares of capital stock, Voting Debt or other equity interests of Parent or any securities or rights convertible into or exchangeable or exercisable for any such shares or equity interests, and there are no contracts, commitments, understandings or arrangements by which Parent is or may become bound to issue additional shares of its capital stock, options, warrants or rights or to purchase, redeem or acquire any shares of its capital stock or securities convertible into or exchangeable or exercisable for any such shares or other securities. The shares of Parent Common Stock to be issued in exchange for Company Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

       4.3    SUBSIDIARIES.

              (a) Parent has fully and accurately disclosed in Schedule 4.3 of the Parent Disclosure Schedule all Parent's Subsidiaries and the states in which such Subsidiaries are organized. Each of Parent's Subsidiaries has been duly organized and is validly existing and in good standing under the laws of the state in which it is organized, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or licensed by it or the nature of the business transacted by it or the conduct of its business requires it to be so licensed or qualified except where the failure to be so licensed or qualified has not had or would not reasonably be expected to have a Material Adverse Effect on Parent.

              (b) No capital stock of any of Parent's Subsidiaries are or may become required to be issued (other than to Parent or a wholly owned Subsidiary of Parent) by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock of any of such Subsidiaries and there are no contracts, commitments, understandings or arrangements by which Parent or any of its Subsidiaries is or may be bound to issue, redeem, purchase or sell shares of any Subsidiary capital stock or securities convertible into or exchangeable or exercisable for any such shares or interests.

              (c) The copies of the organizational documents, as amended to date, of all Subsidiaries of Parent previously furnished to Parent are complete and correct and such instruments, as so amended, are in full force and effect as of the date hereof.

              (d) All of the outstanding shares of capital stock of each of Parent's Subsidiaries have been duly authorized and validly issued, were not issued in violation of any subscription or preemptive right, are fully paid and nonassessable and subject to no preemptive or other similar rights, and are owned by Parent or a Subsidiary of the Company free and clear of any Lien, other than any restriction on transfer under any applicable securities laws.

              (e) Except for the stock of the Parent's Subsidiaries directly or indirectly owned by the Parent, warrants received in the ordinary course of business as an underwriter or as otherwise disclosed in
       Schedule 4.3 of the Parent Disclosure Schedule, neither the Parent nor any Parent Subsidiary owns any stock, partnership interest, joint venture interest or any other security issued by any other corporation, organization or entity, except readily marketable securities owned by the Parent or a Parent Subsidiary in the ordinary course of business.

       4.4 CORPORATE POWER. Parent and each of its Subsidiaries has all requisite corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets.

       4.5    CORPORATE AUTHORITY; VOTE REQUIRED.

              (a) Each of Parent and Merger Subsidiary has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Subsidiary and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Subsidiary are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby (other than the approval of the issuance of Parent Common Stock as Stock Consideration by the holders of a majority of the voting power of all the outstanding shares of Parent Common Stock (the "Requisite Parent Shareholder Vote") and the filing of the appropriate merger documents required by the MBCA). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Subsidiary and constitutes a legal, valid and binding obligation of each of them, enforceable in accordance with its terms.

       4.6    NONCONTRAVENTION.

              (a) The execution and delivery of this Agreement by the Parent does not, and the performance of this Agreement by the Parent will not conflict with or violate the Articles of Incorporation, Bylaws or equivalent organizational documents of the Parent or any of its Subsidiaries.

              (b) Subject to the approval by the shareholders of the outstanding Parent Common Stock, receipt of the required regulatory approvals, the required filings under federal and state securities and insurance laws and approvals of NYSE and any other applicable exchange of the Merger and the other transactions contemplated hereby and except as do not or would not reasonably be expected to have a Material Adverse Effect on the Parent, the delivery and performance of this Agreement and the consummation of the Merger do not and will not constitute a breach of or a default under, or give rise to rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Parent or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Parent or any of its Subsidiaries is a party or by which the Parent or any of its Subsidiaries or any of their respective properties is bound or affected.

       4.7 REGULATORY FILINGS AND CONSENTS. Except for the consents, approvals, notifications, filings and registration set forth in Section 4.7 of the Parent Disclosure Schedule or where the failure to obtain such consents and approvals or make such filings or registration does not or would not reasonably be expected to have a Material Adverse Effect on Parent, no consents or approvals of, notifications to, or filings or registrations with, (i) any Governmental Authority, (ii)(A) the NASD, the NYSE, the AMEX, the CBOT, the SIPC or the MSRB, or (B) any Self Regulatory Agency, or (iii) pursuant to any applicable laws, regulation or orders are required to be made or obtained by Parent or any of its Subsidiaries in connection with the execution, delivery or performance by Parent of this Agreement or to consummate the Merger.

       4.8    REGISTRATIONS.

              (a) Except as does not or would not reasonably be expected to have a Material Adverse Effect on the Parent, the Parent and any Parent Subsidiary required to be registered as a broker dealer, investment adviser or insurance agency, with the SEC, any securities commission or similar authority or insurance authority of any state or foreign jurisdiction or any Self Regulatory Organization are duly registered as such and such registrations are in full force and effect. All such registrations as currently filed, and all periodic reports required to be filed with respect thereto, are accurate and complete in all material respects.

              (b) Except as does not or would not reasonably be expected to have a Material Adverse Effect on the Parent, all of the Parent and the Parent's Subsidiaries' respective officers and employees who are required to be licensed or registered to conduct the business of the Parent or such Subsidiary as presently conducted are duly licensed or registered in each state or foreign jurisdiction in which such licensing or regulation is so required (collectively, the "Parent Registered Representatives"). To the knowledge of the Parent, none of the Parent Registered Representatives is or has been, since August 1, 1997, subject to any disciplinary or other regulatory compliance proceeding.

       4.9    SEC REPORTS.

              (a)    Since August 1, 1997, Parent and each Parent Subsidiary has
       (i) filed all forms, reports, statements and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder along with all amendments and supplements to all such documents, all of which have complied as of their respective filing dates, or in the case of registration statements, their respective effective dates, in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (collectively, the "Parent SEC Reports"), (ii) filed all forms, reports, statements and other documents required to be filed with any Governmental Authorities, including, without limitation, state authorities regulating the purchase and sale of securities, and (iii) filed all trade reports, filings, amendments to forms and other documents required by any Self Regulatory Organization (all such forms, reports, statements and other documents in clauses (i), (ii) and (iii) of this Section 4.9(a) being collectively referred to as the "Parent Reports") except where the failure to file such Parent Reports has not had or would not reasonably be expected to have a Material Adverse Effect on the Parent. Parent has made available to the Company copies of each of the Parent Reports and will promptly provide copies of each Parent Report filed after the date of this Agreement.
       None of such Parent Reports previously filed, at the time filed, or in the case of registration statements, their respective effective dates (after giving effect to any amendments filed before the date hereof), contained and the Parent Reports filed in the future will not contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

              (b) The consolidated balance sheets and related consolidated statements of income, stockholders' equity and cash flows (including the related notes and schedules thereto) of Parent included in Parent SEC Reports complied (or if included in Parent SEC Reports filed after the date of this Agreement, will comply) as to form, at the time filed, in all material respects with the published rules and regulations of the SEC with respect thereto at the time filed (the "Parent Financial Statements"), were prepared (or if included in Parent SEC Reports filed after the date of this Agreement, will be prepared) in accordance with GAAP applied on a consistent basis during the periods involved and include all adjustments consisting of normal recurring accruals necessary (in the case of unaudited interim financial statements) are in accordance with the books and records of Parent, which books and records are complete and accurate in all material respects and present fairly the consolidated financial position of Parent as of their respective dates, and the consolidated income and cash flows for the periods presented therein, all in conformity with GAAP applied on a consistent basis, except as otherwise noted therein or as permitted under the Exchange Act.

              (c) Neither Parent nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in Parent SEC Reports filed prior to the date of this Agreement. Such material contracts are hereinafter referred to as the "Parent Material Contracts."

              (d) Except as and to the extent set forth in the Consolidated Statement of Financial Condition of Parent and its Subsidiaries as of March 31, 1999 (the "Parent Balance Sheet"), neither Parent nor its Subsidiaries have any Liabilities except: (a) liabilities incurred since the date of Parent Balance Sheet in the normal and ordinary course of business consistent with past practices (none of which is an uninsured liability for breach of contract, breach of warranty, tort, or other claim or lawsuit) or (b) as otherwise disclosed in Section 4.9 of the Parent Disclosure Schedule, or (c) Liabilities incurred pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

       4.10 NO MATERIAL ADVERSE EFFECT. Since December 31, 1998, and except as disclosed in the Parent SEC Reports, the business of the Parent and its Subsidiaries has been conducted in the ordinary and usual course, consistent with past practice, and there has been no event, occurrence, development or state of circumstances or facts which has had or would reasonably be expected to have a Material Adverse Effect on the Parent.

       4.11 SECURITIES. Each of the Parent and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent business practices to secure the obligations of each of the Parent or its Subsidiaries.

       4.12   LITIGATION.

              (a) No action, suit, proceeding, order, investigation, claim or arbitration proceeding is pending or, to the knowledge of the Parent, threatened against the Parent or any of its Subsidiaries, or their respective properties, businesses, employees or agents, at law or in equity, or before or by any court, arbitrator, mediator or Self Regulatory Organization or Governmental Authority except for those that would not have or would not reasonably be expected to have a Material Adverse Effect on the Parent.

              (b) Neither the Parent nor any of its Subsidiaries or their respective properties, businesses, employees or agents is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement restriction with, or a commitment letter or similar submission to, any Self Regulatory Organization or Governmental Authority except for those that do not or would not reasonably be expected to have a Material Adverse Effect on the Parent. Neither the Parent nor any of its Subsidiaries has been advised by any such Self Regulatory Organization or Governmental Authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission.

              (c) Section 4.12 of the Parent Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all claims, actions, suits or proceedings by private parties against the Parent or the Parent Subsidiaries (i) arising out of any state of facts relating to the origination or sale of investment products or services by the Parent, its Subsidiaries or any employees thereof (including, without limitation, equity or debt securities, mutual funds, insurance contracts, annuities, partnership and limited partnership interests, interests in real estate, debt origination, loan participations, investment banking services, securities underwritings, or investment advisory services in which the Parent or any of its Subsidiaries participated in any manner), or (ii) that could reasonably be expected to involve individually an amount in excess of $50,000 or collectively an aggregate amount in excess of $100,000.

       4.13   TAX MATTERS.

              (a) Each of the Parent and any Subsidiary and any affiliated, combined or unitary group of which the Parent or any Subsidiary is or was a member, and any Parent Employee Plans (as defined in Section 4.17 hereof), as the case may be (each, a "Parent Tax Affiliate" and, collectively, the "Parent Tax Affiliates"), has: (i) timely filed (or has had timely filed on its behalf) all Tax Returns, required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any taxing authority having jurisdiction (the "Parent Tax Returns") and such Tax Returns are true, correct and complete in all material respects; (ii) timely and properly paid (or has had paid on its behalf) all Taxes shown to be due and payable on such Tax Returns; (iii) paid or arranged for payment by or on behalf of it or reflected on its books as an accrued Tax liability, either current or deferred all Material Taxes of the Parent or any Subsidiary which will be due and payable, whether now or hereafter, for any period ending on, ending on and including, or ending prior to the Closing Date; (iv) complied in all material respects with all applicable laws, rules, and regulations relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code or similar provisions under any foreign laws), and timely and properly withheld from individual employee wages or payments to any independent contractor, creditor, shareholder or other third party and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

              (b) There are no Liens for Taxes upon any assets of the Parent, any Parent Subsidiary or of any Parent Tax Affiliate, except Liens for Taxes not yet due.

              (c) No deficiency for any Taxes has been proposed, asserted or assessed against the Parent, its Subsidiaries or the Parent Tax Affiliates that has not been resolved and paid in full. No waiver, extension or comparable consent given by the Parent, the Subsidiaries or the Parent Tax Affiliates regarding the application of the statute of limitations with respect to any Taxes or Parent Tax Returns is outstanding, nor is any request for any such waiver or consent pending. There has been no tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Parent Tax Returns for the Parent's 1996, 1997 or 1998 tax years, nor is the Parent or any Subsidiary under Tax audit or other proceeding, nor has there been any notice to the Parent or any Subsidiary by any taxing authority regarding any such Tax, audit or other such proceeding, or, to the knowledge of the Parent or any Parent Subsidiary, is any such Tax audit or other proceeding threatened with regard to any Taxes or Parent Tax Returns. Neither the Parent nor any Subsidiary has any knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes of the Parent, the Subsidiaries or the Tax Affiliates which would exceed the estimated reserves established on its books and records. The Tax Returns for all taxable years of the Parent or any Parent Subsidiary are closed by the applicable statute of limitations for all taxable years prior to the Parent's 1996 tax year.

              (d) Neither the Parent, any Subsidiary nor any Parent Tax Affiliate is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by the Parent, any Parent Subsidiary, any Parent Tax Affiliate or the Surviving Corporation that are not deductible (in whole or in part) under Section 280G of the Code.

              (e) Except as disclosed in Schedule 4.13 of the Parent Disclosure Schedule, neither the Parent nor any Parent Subsidiary (i) is a party to any agreement providing for the allocation or sharing of taxes or (ii) is required to include in income any adjustment by reason of a voluntary change in accounting method initiated by the Parent or any

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

       Parent Subsidiary (nor does the Parent or any Parent Subsidiary have any knowledge that any taxing authority has proposed any such adjustment or change of accounting method).

       4.14 PARENT MATERIAL CONTRACTS. Except as disclosed in Section 4.14 of the Parent Disclosure Schedule:

              (a) the Parent and each of its Subsidiaries have performed all material obligations required to be performed by them and are not in material default under or in material breach of nor in receipt of any claim of material default or breach under any Parent Material Contract to which either is a party or is bound thereby; and

              (b) to the knowledge of the Parent, no event has occurred which with the passage of time or the giving of notice or both would result in such a material default or breach under any Parent Material Contract.

       4.15 INTELLECTUAL PROPERTY RIGHTS. The Parent or one of its Subsidiaries owns and possesses all right, title and interest, or a valid license, in and to the intellectual property rights necessary to the conduct of the business of the Parent or its Subsidiaries as now conducted.

       4.16 EMPLOYEES. The Parent and each of its Subsidiaries are in compliance in all material respects with all Material laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity and collective bargaining, and is current in the payment of employee-related obligations. There are no Material workers' compensation claims pending against the Parent or any of its Subsidiaries.

       4.17   EMPLOYEE BENEFIT PLANS.

              (a) For purposes of this Section 4.17, each "employee benefit plan", as defined in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which (i) is subject to any provision of ERISA, and (ii) is maintained, administered or contributed to by the Parent or any Parent ERISA Affiliate (as defined below) and covers any employee or former employee of the Parent or any Parent ERISA Affiliate or under which the Parent or any Parent ERISA Affiliate has any liability is hereinafter referred to collectively as the "Parent Employee Plans." For purposes of this Section 4.17, "Parent ERISA Affiliate" means any person which is treated as a single employer with the Parent under
       Section 414 of the Code and any Parent Employee Plans which individually or collectively would constitute an "employee pension benefit plan" as defined in Section 3(2) of ERISA are referred to herein as the "Parent Pension Plans".

              (b) No Parent Employee Plan constitutes a Multiemployer Plan, and no Parent Employee Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code. No Parent Employee Plan is a defined benefit plan or a money purchase pension plan and no Parent Employee Plan is subject to Title IV of ERISA. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Parent Employee Plan has or would reasonably subject the Parent or any Parent

       Subsidiary, or any officer or director of the Parent or any Parent Subsidiary, to any Material liability under Title I of ERISA or liable for any Material amount of tax pursuant to Section 4972 or Sections 4974 through 4980B, inclusive, of the Code.

              (c) Each Parent Pension Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. The Parent has furnished or made available to the Company copies of the most recent Internal Revenue Service determination letters with respect to the Parent Pension Plans. Except as disclosed in Section
       4.17 of the Parent Disclosure Schedule, each Parent Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plans.

              (d) Each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Parent Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by the Parent or any Parent ERISA Affiliates and (iii) covers any employee or former employee of the Parent or any Parent ERISA Affiliates are hereinafter referred to collectively as the "Parent Benefit Arrangements." Each Parent Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Parent Benefit Arrangement.

              (e) Parent and the Parent ERISA Affiliates have no post-retirement health and medical benefits for retired employees. No condition exists that would prevent the Company or any affiliate of the Company from amending or terminating any Parent Employee Plan or Parent Benefit Arrangement, other than any limitations imposed under ERISA or the Code.

              (f) With respect to all Parent Employee Plans, all contributions which are due have either been made or properly accrued.

              (g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of the Parent or any of its Subsidiaries under any Parent Benefit Arrangement or otherwise from the Parent or any of its Subsidiaries, (ii) increase any benefits otherwise payable under any Parent Benefit Arrangement or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

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

       4.18 COMPLIANCE WITH LAWS, PERMITS AND LICENSES. Except as set forth in Section 4.18 of the Parent Disclosure Schedule, each of the Parent and its Subsidiaries, and their respective officers and employees:

              (a) in the conduct of its business, is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, and the rules of all Self Regulatory Organizations applicable thereto except where the failure to be in compliance does not have or would not reasonably be expected to have a Material Adverse Effect;

              (b) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities and Self Regulatory Organizations that are required in order to permit them to own and operate their businesses as presently conducted and that are Material to the business of the Parent; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its knowledge, no suspension or cancellation of any of them is threatened or reasonably likely; and all such filings, applications and registrations are current;

              (c) Since August 1, 1997, has received no notification or communication from any Governmental Authority or Self Regulatory Organization (i) asserting that any of them is not in compliance with any of the statutes, rules, regulations or ordinances which such Governmental Authority or Self Regulatory Organization enforces, or has otherwise engaged in any unlawful business practice, (ii) threatening to revoke any license, franchise, permit, seat on any stock or commodities exchange, or governmental authorization, (iii) requiring any of them (including any of the Parent's or its Subsidiaries' directors or controlling persons) to enter into a cease and desist order, agreement, or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy) or (iv) restricting or disqualifying the activities of the Parent or any of its Subsidiaries (except for restrictions generally imposed by rule, regulation, or administrative policy on broker-dealers generally);

              (d) is not aware of any pending or threatened investigation, review or disciplinary proceedings by any Governmental Authority or Self Regulatory Organization against the Parent, any of its Subsidiaries or any officer, director or employee thereof;

              (e) other than John G. Kinnard and Company, Incorporated ("JGK"), is not required to be registered as an investment company, investment advisor, commodity trading advisor, commodity pool operator, futures commission merchant, introducing broker, insurance agent, or transfer agent under any United States federal, state, local or foreign statutes, laws, rules or regulations. No broker-dealer Subsidiary acts as the "sponsor" of a "broker-dealer trading program", as such terms are defined in Rule 17a-23 under the Exchange Act.

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

              (f) is not, nor, to the knowledge of the Parent is, any "affiliated person" (as defined in the Investment Company Act) thereof, ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve as an investment advisor (or in any other capacity contemplated by the Investment Company Act) to an Investment Company (as defined in the Investment Company Act). Neither the Parent, nor any "associated person" (as defined in the Investment Advisors Act) thereof, is ineligible pursuant to Section 203 of the Investment Advisors Act to serve as an investment advisor or as an associated person to a registered investment advisor; and

              (g) is not, nor is any affiliate of any of them, subject to a "statutory disqualification" as defined in Section 3(a)(39) of the Exchange Act.

       4.19   ENVIRONMENTAL MATTERS.

       (a)    Except as set forth in Section 4.19 of the Parent Disclosure
       Schedule:

                     (i) The Parent and its Subsidiaries have complied in all material respects at all times with applicable Environmental Laws.

                     (ii) No property (including buildings and any other structures) currently or formerly owned, used or operated (or which the Parent or any of its Subsidiaries would be deemed to have owned, used or operated under any Environmental Law) by the Parent or any of its Subsidiaries or in which the Parent or any of its Subsidiaries (whether as fiduciary or otherwise) has a Lien, has been contaminated with, or has had any release of, any Hazardous Substance in such form or substance so as to create any liability for the Parent or its Subsidiaries.

                     (iii) Neither the Parent nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any other third-party property.

                     (iv) Since August 1, 1997, the Parent and its Subsidiaries have not received any notice, demand letter, claim or request for information alleging any violation of, or liability of the Parent under, any Environmental Law.

                     (v) The Parent and its Subsidiaries are not subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law.

              (c) The Parent has made available to the Company copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to the Parent or one of its Subsidiaries or any currently or formerly owned, used or operated property or any property in which the Parent or one of its Subsidiaries (whether as fiduciary or otherwise) has held a Lien.

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

       4.20 RISK MANAGEMENT INSTRUMENTS. All interest rate swaps, caps, floors, collars, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for the Parent's own accounts, or for the account of one or more of its Subsidiaries or their customers, were entered into in the ordinary course of business (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies in all material respects, and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Parent or one of its Subsidiaries, enforceable in accordance with its terms and are in full force and effect. Neither the Parent nor its Subsidiaries, nor to the Parent's knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement. The Parent Financial Statements disclose the value of such agreements and arrangements on a mark- to-market basis in accordance with generally accepted accounting principles and since December 31, 1998 there has not been a change in such value that, individually or in the aggregate, resulted in or would reasonably be expected to result in a Material Adverse Effect on the Parent.

       4.21 BROKERAGE. No third party shall be entitled to receive any brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Parent or any of its Subsidiaries.

       4.22 ACCOUNTING CONTROLS. Each of the Parent and its Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances, in the judgment of the Board of Directors of the Parent, that (a) all material transactions are executed in accordance with management's general or specific authorization, (b) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied with respect to broker-dealers or any other criteria applicable to such statements, (c) access to the material property and assets of each of the Parent and its Subsidiaries is permitted only in accordance with management's general or specific authorization, and (d) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

       4.23 INVESTMENT ADVISORY ACTIVITIES. Except for JGK, none of the Parent or its Subsidiaries is or has been during the past five years an "investment adviser" within the meaning of the Investment Advisers Act required to be registered, licensed or qualified as an investment advisor under the Investment Advisers Act or subject to any liability or disability by reason of any failure to be so registered, licensed or qualified.

       4.24 INSURANCE POLICIES. All of the Parent's and its Subsidiaries' insurance and umbrella policies insuring the Parent and its Subsidiaries and their directors, officers, agents, properties and businesses, are valid and in full force and effect and without any premium past due, and there are not claims, singly or in the aggregate, under such policies which are in excess of the limitations of coverage set forth in such policies. Neither the Parent nor any Parent Subsidiary has received notice of default under, or intended cancellation or non-renewal of, any

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

Material policies of insurance which insure the properties, business or liability of the Parent or any Parent Subsidiary.

       4.25 REGISTRATION STATEMENT. None of the information supplied or to be supplied by the Parent for inclusion in (a) the Registration Statement (as defined in Section 7.1), (b) the Joint Proxy Statement/Prospectus (as defined in
Section 7.1), or (c) any other document to be filed with the SEC or other Governmental Authority or Self Regulatory Organization in connection with the transactions contemplated hereby, at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and at the Effective Time, and with respect to the Prospectus, when mailed and at the time of the Parent Meeting (as provided in Section 7.1(c)), shall be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading.

       4.26 NO PENDING TRANSACTIONS. Except for this Agreement, as of the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or bound by any agreement, undertaking or commitment (i) to merge or consolidate with, or acquire all or substantially all of the property and assets of, any other corporation or person or (ii) to sell, lease or exchange all or substantially all of its property and assets to any other corporation or person.

       4.27 CONTRACTS WITH CLIENTS. Parent and its Subsidiaries are in material compliance with the terms of each contract with any customer to whom Parent or such Subsidiary provides services under any contract ("Parent Client"), and each such contract is in full force and effect with respect to the applicable Parent Client. There are no Material disputes pending or threatened with respect to any former Parent Client. Except to the extent that it does not or would not reasonably be expected to have a Material Adverse Effect on Parent, each extension of credit by Parent or any of its Subsidiaries to any Parent Client (i) is in full compliance with Federal Reserve Board Regulation T or any substantially similar regulation of any Governmental Authority and, (ii) is fully secured, and Parent or such Subsidiary has a first priority perfected security interest in the collateral securing such extension of credit.

                                     ARTICLE V
                              COVENANTS OF THE COMPANY

       5.1 CONDUCT OF THE BUSINESS. Except as set forth on Schedule 5.1, hereof, the Company will, and will cause each of its Subsidiaries to, observe each term set forth in this Section 5.1 and agrees that, from the date hereof until the Effective Time, unless otherwise consented to by Parent (which consent shall not be unreasonably withheld or delayed) in writing signed by either William Farley or George Stroebel:

              (a) The business of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of their respective businesses and in accordance in all material respects with all applicable laws, rules and regulations and their past custom and practice;

              (b) The Company and its Subsidiaries shall not, directly or indirectly, do any of the following:

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

                     (i) issue, sell or otherwise permit to become outstanding or authorize the creation of, any additional share of capital stock of the Company or any of its Subsidiaries (other than the issuance of Company Common Stock pursuant to the Employee Options and the Director Options disclosed on Section 3.2 of the Company Disclosure Schedule) or any options, warrants, conversion privileges or rights of any kind to acquire any additional shares of such capital stock;

                     (ii) permit any additional shares of capital stock of the Company or any of its Subsidiaries to become subject to new grants of employee or director stock options, other rights or similar stock-based employee rights.

                     (iii) sell, pledge, dispose of or encumber any of its Material assets, except in the ordinary course of business;

                     (iv) amend or propose to amend its Articles of Incorporation or Bylaws;

                     (v) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to any shares of capital stock of the Company or any of its Subsidiaries;

                     (vi) redeem, purchase or acquire or offer to acquire any shares of its capital stock;

                     (vii) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof;

                     (viii) incur any indebtedness for borrowed money or
              issue any debt securities, except the borrowing of working capital in the ordinary course of business and consistent with past practice;

                     (ix) declare or make any distributions or pay any dividends with respect to its capital stock;

                     (x) enter into, amend or terminate any agreements, commitments or contracts that, individually or in the aggregate with related agreements, commitments or contracts, are Material to the Company (except in the ordinary course of business consistent with past practice); or

                     (xi) authorize any of, or commit or agree to take any of, the foregoing actions.

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

              (c) Neither the Company nor any of its Subsidiaries shall, directly or indirectly, (i) enter into, modify or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee other than employment or consulting agreements with respect to employees or consultants who earn less than $100,000 per year, (ii) grant any salary increases, severance or termination pay to, any employees of the Company or any the Company Subsidiary other than with respect to employees who earn less than $100,000 per year, or (iii) grant bonuses except pursuant to existing employment agreements, compensation plans or otherwise in the ordinary course of business consistent with past practice.

              (d) Except as required by law, neither the Company nor any Subsidiary shall adopt or amend any bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation, severance, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee, officer or director of the Company or any Subsidiary;

              (e) Neither the Company nor any Subsidiary shall cancel or terminate their current insurance policies or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

              (f) The Company will, and will cause each of its Subsidiaries to:

                     (i) use all commercially reasonable efforts to preserve intact the business organization and goodwill of the Company and its Subsidiaries, keep available the services of their respective officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with the Company;

                     (ii) confer on a regular and frequent basis with representatives of Parent to report operational matters and the general status of ongoing operations;

                     (iii) not intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by them in this Agreement untrue at the Closing; and

                     (iv) cooperate with Parent in finalizing and communicating to the Company's employees severance, retention and transition arrangements;

              (g) The Company shall not and shall not permit a Company Subsidiary to:

                     (i) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles;

                     (ii) change its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of federal income tax returns of the Company for the taxable years ending October 31, 1998 and 1997, except as required by changes in law or regulation;

                     (iii) make or rescind any express or deemed election relating to Taxes; or

                     (iv) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes.

              (h) Except as required by applicable law or regulation, the Company shall not and shall not permit any Company Subsidiary to:

                     (i) implement or adopt any change in its risk management policies, procedures or practices, which, individually or in the aggregate with all such other changes, would be material;

                     (ii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to risk from the general United States securities markets; or

                     (iii) materially restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported.

       5.2 REGULATORY FILINGS. The Company shall, as promptly as practicable after the execution of this Agreement, make or cause to be made all filings and submissions under the Hart-Scott-Rodino Antitrust Improvements, as amended (the "HSR Act") and any other laws or regulations applicable to the Company whether to a Governmental Authority, Self Regulatory Agency or otherwise for the consummation of the transactions contemplated on its part herein. The Company will coordinate and cooperate with Parent in exchanging such information, will not make any such filing without providing to Parent a final copy thereof for its review and consent at least two full business days in advance of the proposed filing, and will provide such reasonable assistance as Parent may request in connection with all of the foregoing.

       5.3 CONDITIONS. The Company shall take, and shall cause the Company Subsidiaries to take, all commercially reasonable actions necessary or desirable to cause the conditions set forth in Article VIII hereof to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within three business days of such date).

       5.4 NO SOLICITATION. Unless and until this Agreement shall have been terminated pursuant to Section 9.1 hereof, the Company shall not and shall not permit any Subsidiary to initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as such term is defined below), or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any Subsidiary to take any such action; provided, however, that the Company's Board of Directors may provide (or authorize the provision of) information to, and may engage in (or authorize) such negotiations or discussions with, any person, directly or through representatives, if (i) the Board of Directors, after having consulted with independent counsel, has determined in good faith that providing such information or engaging in such negotiations or discussions is reasonably required in order to properly discharge the directors' fiduciary duties in accordance with the applicable laws of the State of Minnesota, (ii) prior to furnishing such information to such person or engaging in such negotiations or discussions, the Company provides Parent with at least seven days' notice to the effect that it is furnishing information to, or entering into negotiations or discussions with, such person, and (iii) prior to furnishing such information to such person, the Company has received from such person an executed confidentiality agreement in customary form. For purposes of this Agreement, "Competing Transaction" shall means any of the following involving the Company or its Subsidiaries: (i) any merger, consolidation, share exchange or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of ten percent or more of assets in a single transaction or series of transactions, excluding from the calculation of the percentage hereunder any such transactions undertaken in the ordinary course of business and consistent with past practice; (iii) any sale of ten percent or more of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock); (iv) any tender offer or exchange offer for ten percent or more of outstanding shares of capital stock; (v) any solicitation of proxies in opposition to approval by the Company's shareholders of the Merger; (vi) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 10% or more of the then outstanding capital stock of the Company; or (vii) any public announcement of a proposal, plan or intention to do any of the foregoing.

       5.5 NOTICE OF CERTAIN MATTERS. The Company shall promptly notify Parent in writing:

              (a) of any Material governmental, administrative or Self Regulatory Organization complaints, investigations or hearings (or communications indicating that the same may be contemplated);

              (b) if the Company shall discover that any representation or warranty made by it in this Agreement was when made, or has subsequently become, untrue in any respect;

              (c) of any notice or other communication from any third party relating to, a material default or event which, with notice or lapse of time or both, would become a material default, received by the Company or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any Material agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party or is subject;

              (d) of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; and

              (e) of any Material Adverse Effect of the Company or the occurrence of an event which, so far as reasonably can be foreseen at the time of its occurrence, does or would reasonably be expected to have any such Material Adverse Effect.

       5.6 AFFILIATES; TAX TREATMENT. Within thirty (30) days after the date of this Agreement, (a) the Company shall deliver to Parent a letter identifying all persons who are then "affiliates" of the Company, including, without limitation, all directors and executive officers of the Company for purposes of Rule 145 promulgated under the Securities Act and (b) the Company shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws, and shall use reasonable efforts to obtain from each person identified in such letter a written agreement, substantially in the form attached hereto as Exhibit 5.6. The Company shall use reasonable efforts to obtain from any person who becomes an affiliate of the Company after the Company's delivery of the letter referred to above, and on or prior to the Effective Time, a written agreement substantially in the form attached hereto as
Exhibit 5.6 as soon as practicable after attaining such status. The Company will use its reasonable best efforts to cause the Merger to qualify for a reorganization under Section 368(c) of the Code.

       5.7 DELIVERY OF SHAREHOLDER LIST. The Company shall deliver to Parent or its designee, from time to time prior to the Effective Time, a true and complete list setting forth the names and addresses of the shareholders of the Company, their holdings of stock as of the latest practicable date, and such other shareholder information as Parent may reasonably request.

       5.8 SATISFACTION OF RELATED PARTY AGREEMENTS. The Company will have terminated or otherwise obtained the release of the Company and the Company Subsidiaries from, without any payment by the Company or a Company Subsidiary, those items listed on Exhibit 5.8.

                                     ARTICLE VI
                                COVENANTS OF PARENT

       6.1 CONDUCT OF THE BUSINESS. Except as set forth on Schedule 6.1, hereof, the Parent will, and will cause each of its Subsidiaries to, observe each term set forth in this Section 6.1 and agrees that, from the date hereof until the Effective Time, unless otherwise consented to by the Company (which consent shall not be unreasonably withheld or delayed):

              (a) The business of the Parent and its Subsidiaries shall be conducted only in, and the Parent and its Subsidiaries shall not take any action except in, the ordinary course of their respective businesses and in accordance in all material respects with all applicable laws, rules and regulations and their past custom and practice;

              (b) The Parent and its Subsidiaries shall not, directly or indirectly, do any of the following:

                     (i) sell, pledge, dispose of or encumber any of its Material assets, except in the ordinary course of business;

                     (ii) declare or make any distributions or pay any dividends with respect to its capital stock; or

                     (iii) authorize any of, or commit or agree to take any of, the foregoing actions.

              (c) The Parent will, and will cause each of its Subsidiaries to:

                     (i) use all commercially reasonable efforts to preserve intact the business organization and goodwill of the Parent and its Subsidiaries, keep available the services of their respective officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with the Parent;

                     (ii) confer on a regular and frequent basis with representatives of the Company to report operational matters and the general status of ongoing operations;

                     (iii) not intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by them in this Agreement untrue at the Closing;

                     (iv) cooperate with the Company in finalizing and communicating to the Parent's employees severance, retention and transition arrangements; and

                     (v) use its reasonable best efforts to cause the Merger to qualify for a reorganization under Section 368(c) of the Code.

       6.2 REGULATORY FILINGS. Parent shall, as promptly as practicable after the execution of this Agreement, make or cause to be made all filings and submissions under the HSR Act and any other laws or regulations applicable to Parent whether to a Governmental Authority, Self-Regulatory Agency or otherwise for the consummation of the transactions contemplated on its part herein.
Parent will coordinate and cooperate with the Company in exchanging such information, will not make any such filing without providing to the Company a final copy thereof for its review and consent at least two full business days in advance of the proposed filing, and will provide such reasonable assistance as the Company may request in connection with all of the foregoing.

       6.3 CONDITIONS. Parent shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in Article VIII to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within three business days of such date).

       6.4    NOTICE OF CERTAIN MATTERS.  Parent shall promptly notify the
Company:

              (a) of any Material governmental, administrative or Self Regulatory Organization complaints, investigations or hearings (or communications indicating that the same may be contemplated);

              (b) if Parent shall discover that any representation or warranty made by it in this Agreement was when made, or has subsequently become, untrue in any respect;

              (c) of any notice or other communication from any third party relating to, a material default or event which, with notice or lapse of time or both, would become a material default, received by Parent subsequent to the date of this Agreement and prior to the Effective Time, under any material agreement, indenture or instrument to which Parent is a party or is subject,

              (d) of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, and

              (e) of any Material Adverse Effect with respect to Parent as an entirety or the occurrence of an event which, so far as reasonably can be foreseen at the time of its occurrence, does or would reasonably be expected to have in any such Material Adverse Effect.

       6.5 FUNDS. At the Effective Time, the Parent will have the funds necessary to consummate the Merger and to pay the aggregate Cash Consideration in accordance with the terms of this Agreement.

                                    ARTICLE VII
                                ADDITIONAL COVENANTS

       7.1 JOINT PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT; LISTING ON NASDAQ; SHAREHOLDER MEETINGS.

              (a) Parent and the Company will make all commercially reasonable efforts to jointly prepare and file, as soon as practicable, with the Securities and Exchange Commission (the "SEC") under the Exchange Act, a joint proxy statement with respect to the shareholder meetings of Parent and the Company referred to in Sections 7.1(b) and (c) (the "Joint Proxy Statement/Prospectus"). In connection therewith, as soon as practicable after the date hereof, Parent shall file with the SEC, and shall use its best efforts to have declared effective by the SEC, a Registration Statement on Form S-4 (the "Registration Statement") to register under the Securities Act of 1933, as amended (the "Securities Act"), the shares of Parent Common Stock to be issued in the Merger, which

       Registration Statement shall incorporate the Joint Proxy Statement/Prospectus. Parent does not undertake to file post-effective amendments to Registration Statement or to file a separate registration statement to register the sale of Parent Common Stock by affiliates of the Company pursuant to Rule 145 promulgated under the Securities Act. The Company will furnish to Parent all information concerning the Company and its Subsidiaries required to be set forth in the Registration Statement and Parent will provide the Company and its counsel the opportunity to review and approve such information as set forth in the Registration Statement. Parent and the Company will each render to the other its full cooperation in preparing, filing, prosecuting the filing of, and amending the Registration Statement such that it comports at all times with the requirements of the Securities Act and the Exchange Act. Specifically, but without limitation, each will promptly advise the other if at any time before the Effective Time any information provided by it for inclusion in the Registration Statement appears to have been, or shall have become, incorrect or incomplete and will furnish the information necessary to correct such misstatements or omissions. As promptly as practicable after the effective date of the Registration Statement, the Company will mail to its shareholders (i) a notice of the Company's shareholders meeting described in Section 7.1(b) below and the Joint Proxy Statement/Prospectus, and (ii) as promptly as practicable after approval thereof by the Company, such other supplementary proxy materials as may be necessary to make the Joint Proxy Statement/Prospectus comply with the requirements of the Securities Act and the Exchange Act. Except as provided above and except with the prior written consent of Parent, the Company will not mail or otherwise furnish or publish to shareholders of the Company any proxy solicitation material or other material relating to the Merger that constitute a "prospectus" within the meaning of the Securities Act. As promptly as practicable after the effective date of the Registration Statement, Parent will mail to its shareholders (i) a notice of the Company's shareholders meeting described in Section 7.1(c) below and the Joint Proxy Statement/Prospectus, and (ii) as promptly as practicable such other supplementary proxy materials as may be necessary to make the Joint Proxy Statement/Prospectus comply with the requirements of the Securities Act and the Exchange Act. Parent shall comply, prior to the Effective Time, with all applicable requirements of "Blue Sky" and federal and state securities laws in connection with the Merger and the issuance of Parent Common Stock in connection therewith. In addition, Parent shall promptly file all appropriate applications with the Nasdaq National Market to have Parent Common Stock to be issued in the Merger approved for listing on the Nasdaq Stock Market's National Market upon notice of issuance.

              (b) The Company and its directors in their capacity as directors shall: (a) cause the Company's shareholders meeting (the "Company Meeting") to be duly called and held as soon as practicable to consider and vote upon the Merger and any related matters in accordance with the applicable provisions of applicable law, (b) submit this Agreement to the Company's shareholders together with a recommendation for approval by the Board of Directors of the Company, and (c) use their best efforts to obtain the approval and adoption of the Merger by the requisite percentage of the Company's shareholders; provided, however, the Company's Board of Directors may fail to make the recommendation or to seek to obtain the requisite shareholder approval or to withdraw, modify or change any such recommendation, if such Board of Directors determines in good faith, after consultation with independent counsel, that such actions are required in order to discharge properly the director's fiduciary duty under the MBCA.

              (c) Parent and its officers and directors shall: (a) cause Parent's shareholders meeting (the "Parent Meeting") to be duly called and held as soon as practicable to consider and vote upon the issuance of the shares of Parent Common Stock to be issued as Stock Consideration in accordance with the Merger Agreement and any related matters in accordance with the applicable provisions of applicable law with the recommendation for approval by the Board of Directors of Parent, and (b) use their best efforts to obtain the approval and adoption of the issuance of such shares by the requisite percentage of Parent's shareholders.

       7.2 BENEFIT PLANS. As of the Effective Time and until the transition to the Parent's benefit plans, Parent will cause the Surviving Corporation and its subsidiaries to maintain for employees of the Company and its Subsidiaries who as of the Effective Time become employed by the Surviving Corporation, Parent or any of its subsidiaries (the "Covered Employees"), for so long as they are so employed employee pension and welfare plans, programs and arrangements, including severance plans (collectively, "Designated Benefits"), that are no less favorable in the aggregate than the Designated Benefits currently enjoyed by such Covered Employees prior to the Effective Time. In addition, to the extent an employee benefit plan, program or arrangement maintained or contributed to by Parent and its subsidiaries is made available to Covered Employees, the prior service with the Company and the Company Subsidiaries of each such Covered Employee will be treated as if it were service rendered to Parent or its subsidiaries, as the case may be, solely for purposes of eligibility to participate and for vesting thereunder, but not for the purpose of benefit accrual. Following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under a plan of the Company and its subsidiaries) and eligibility waiting periods under any health plans to be waived with respect to Covered Employees who, immediately prior to the Effective Time, participated in a health plan maintained by the Company and its subsidiaries, and their eligible dependents and to recognize and credit any amounts incurred towards any deductible, maximum out-of-pocket expenditures or co-payments under such health plans. Parent shall honor, pursuant to the terms of the Employee Plans and Benefit Arrangements, and to the extent consistent with applicable law and the Merger Agreement, all employee benefit obligations to current employees of the Company and its subsidiaries under such plans and arrangements. As soon as reasonably practicable after the Effective Time, Parent shall cause the Company's 401(k) Plan to be merged with Parent's 401(k) Plan.

       7.3 AGREEMENT TO DEFEND. In the event any claim, action, suit or proceeding arising out of the Merger is commenced, whether before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto.

       7.4    ACCESS TO BOOKS AND RECORDS.

              (a) Between the date hereof and the Closing Date, each party shall afford to the other party hereto and its authorized representatives full access at all reasonable times and upon reasonable notice to the offices, properties, books, records, officers, employees and other items of such first party, and otherwise provide such assistance as is reasonably requested by the other party hereto.

              (b) In the event that the transactions contemplated by this Agreement are not consummated for any reason, both parties agree to abide by the terms of that certain Confidentiality Agreement, dated March 31, 1999 between Parent and Miller & Schroeder, Inc., with respect to the "Information" (as defined therein) of either party obtained by the other party thereunder.

       7.5 SATISFACTION OF CONDITIONS. Each of the parties hereto will use all commercially reasonable efforts to satisfy those conditions set forth in
Article VIII hereof which are to be satisfied by it.

       7.6    EXPENSES.

              (a) Except as provided in Section 9.2 below, all Expenses (as defined below) incurred by Parent and the Company shall be borne solely and entirely by the party which has incurred the same.

              (b) "Expenses" as used in this Agreement shall include all out-of-pocket expenses (including without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the party and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby.

       7.7 CERTAIN DIRECTOR POSITIONS. Parent agrees to cause James Dlugosch to be elected or appointed as a director of Parent at the Effective Time. It is the intention of the parties that the size of the Board of Directors of Parent following the Effective Time to be increased by three directors and that, in connection with such increase, and thereafter until the first annual meeting of Shareholders of Parent following the Effective Time that Mr. Dlugosch and two additional persons proposed by Mr. Dlugosch and approved by Parent's Board of Directors who are or become shareholders of Parent on account of the Merger and who are not employed by the Company Subsidiary shall serve as directors of Parent.

                                    ARTICLE VIII
                                CONDITIONS OF MERGER

       8.1 CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

              (a) EFFECTIVENESS OF THE REGISTRATION STATEMENT. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the

       SEC and no proceedings for that purpose shall, on or prior to the Effective Time, have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC. Parent shall have received all other federal or state securities permits and other authorizations necessary to issue Parent Common Stock in exchange for the Company Common Stock and to consummate the Merger.

              (b) SHAREHOLDER APPROVALS. This Agreement and the Merger shall have been approved and adopted by the Requisite Company Shareholder Vote and the issuance of the shares of Parent Common Stock to be issued as Stock Consideration shall have been approved by the Requisite Parent Shareholder Vote.

              (c) ARTICLES OF MERGER. Each of Parent and the Company shall have executed and delivered the Articles of Merger in accordance with
       Section 1.3 hereof.

              (d) NASDAQ LISTING. The shares of Parent Common Stock that are to be issued to the shareholders of the Company upon consummation of the Merger shall have been authorized for listing on the Nasdaq Stock Market's National Market, subject to notice of issuance.

              (e) NO ORDER. No federal or state governmental or regulatory authority or other agency or commission, or federal or state court of competent jurisdiction, shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect restricting, preventing or prohibiting consummation of the transactions contemplated by this Agreement.

       8.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT. The obligations of Parent to effect the Merger are also subject to the following conditions:

              (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Company in or pursuant to this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a statement of materiality, such statement shall be true and correct in all respects) at and as of the Effective Time with the same effect as though such representations and warranties had been made or given at and as of the Effective Time (without taking into account any disclosures by the Company of discoveries, events or occurrences arising on or after the date hereof), except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on such date.

              (b) COVENANTS. The Company shall have performed and complied in all material respects with all of their obligations under this Agreement which were to be performed or complied with by it prior to or at the Effective Time.

              (c) REQUIRED CONSENTS AND REGULATORY APPROVALS. All consents of Governmental Authorities and Self Regulatory Organizations, and all filings with and notifications of Governmental Authorities or Self-Regulatory Organizations which regulate the business of the Company or its Subsidiaries, or in which the Company or a Subsidiary is a member, necessary on the part of the Company, or its Subsidiaries or affiliates, to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and, with the exception of licenses necessary to continue the Company's gaming business, to permit the continued operation of the business of the Company and its Subsidiaries without a Material Adverse Effect with respect to the Company and its Subsidiaries shall have been obtained or effected.

              (d)    ABSENCE OF CERTAIN LITIGATION.  At the Effective Time:

                     (i) there shall be no injunction, restraining order or order of any nature issued by any court of competent jurisdiction which directs that this Agreement or any material transaction contemplated hereby shall not be consummated as herein provided or compels or would compel Parent to dispose of or discontinue a significant portion of the business conducted by Parent and its Subsidiaries or of the business conducted by the Company and its Subsidiaries as a result of the Merger or consummation of the transactions contemplated hereby; and

                     (ii) there shall be no suit, action or other proceeding by the United States (or any agency thereof) or by any State (or any agency thereof) pending before any court or governmental agency wherein such complainant seeks the prohibition of the consummation of the Merger or asserts the illegality of the Merger.

              (e) DELIVERY OF CLOSING DOCUMENTS. At or prior to the Effective Time, the Company shall have delivered to Parent all of the following:

                     (i) a certificate of the President and the Chief Financial Officer of the Company, dated as of the Closing Date, stating that the conditions precedent set forth in Sections 8.2(a) and 8.2(b) hereof have been satisfied;

                     (ii) copies of the Governmental Authority and Self Regulatory Organization consents and approvals and of the authorizations referred to in Section 8.2(c) hereof; and

                     (iii) a copy, dated as of a date not more than five business days in advance of the Closing Date, of

                            (x) the Articles of Incorporation of the Company, certified by the Secretary of State of the State of Minnesota,

                            (y) a Certificate of Good Standing from the Secretary of State of the State of Minnesota evidencing the good standing of the Company in such jurisdiction, and

                            (z) Executed resignations from such directors and officers in their capacities as directors or officers, and not as employees, of the Company or the Company Subsidiaries as Parent shall request with no resulting liability or expense to the Company, its Subsidiaries, Parent or Merger Subsidiary.

              (f) OPINION OF COUNSEL. Parent shall have received from Briggs and Morgan, Professional Association or other independent counsel for the Company reasonably satisfactory to Parent, an opinion dated the Effective Time, in form and substance reasonably satisfactory to Parent, covering the matters set forth in Exhibit 8.2(f) hereto, which opinion shall be based on such assumptions and containing such qualifications and limitations as are appropriate and reasonably satisfactory to Parent.

              (g) TAX OPINION. Parent shall have received from KPMG Peat Marwick LLP ("KPMG"), an opinion to the effect that:

                     (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

                     (ii) the Company and Parent will each be party to a reorganization within the meaning of Section 368(b) of the Code;

                     (iii) no gain or loss will be recognized by any shareholder of the Company upon consummation of the Merger (except with respect to cash received in lieu of a fractional share interest in Parent Common Stock, on account of Dissenter Shares or on account of Cash Election Shares);

                     (iv) the aggregate income tax basis of Parent Common Stock received by the shareholders of the Company pursuant to the Merger will be the same as the aggregate tax basis of Company Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest, Dissenting Shares or Cash Election Shares for which cash is received); and

                     (v) No income, gain or loss to holders of Employee Options upon conversion of such options to acquire Company Common Stock into options to acquire Parent Common Stock pursuant to
              Section 2.12(b) of this Agreement.

              (i) AFFILIATES AGREEMENTS. Parent shall have received from each person who is identified as an "affiliate" of the Company a signed affiliate letter in the form attached as Exhibit 5.6.

       8.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY . The obligations of the Company to effect the Merger is also subject to the following conditions:

              (a) REPRESENTATIONS AND WARRANTIES TRUE AT EFFECTIVE TIME. The representations and warranties made by Parent in or pursuant to this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a statement of materiality, such statement shall be true and correct in all respects) on and as of the Effective Time with the same effect as though such representations and warranties had been made or given on and as of the Effective Time (without taking into account any disclosures by Parent of discoveries, events or occurrences arising on or after the date hereof), except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on such date.

              (b) COVENANTS. Parent shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or at the Effective Time.

              (c) REQUIRED CONSENTS AND REGULATORY APPROVALS. All consents of Governmental Authorities and Self Regulatory Organizations, and all filings with and notifications of Governmental Authorities or Self Regulatory Organizations which regulate the business of the Parent or its Subsidiaries, or in which the Parent or a Subsidiary is a member, necessary on the part of the Parent, or its Subsidiaries or affiliates, to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and to permit the continued operation of the business of the Parent and its Subsidiaries without a Material Adverse Effect with respect to the Parent and its Subsidiaries shall have been obtained or effected.

              (d)    ABSENCE OF CERTAIN LITIGATION.  At the Effective Time:

                     (i) there shall be no injunction, restraining order or order of any nature issued by any court of competent jurisdiction which directs that this Agreement or any material transaction contemplated hereby shall not be consummated as herein provided; and

                     (ii) there shall be no suit, action or other proceeding by the United States (or any agency thereof) or by any State (or any agency thereof) pending before any court or governmental agency wherein such complainant seeks the prohibition of the consummation of the Merger or asserts the illegality of the Merger.

              (e) DELIVERY OF CLOSING DOCUMENTS. At or prior to the Effective Time, Parent shall have delivered to the Company all of the following:

                     (i) a certificate of the Chief Executive Officer and the Secretary of Parent, dated as of the date of the Effective Time, stating that the conditions precedent set forth in Sections 8.3(a) and 8.3(b) hereof have been satisfied; and

                     (ii) copies of the Governmental Authority and Self Regulatory Organization consents and approvals and of the authorizations referred to in Section 8.3(c) hereof; and

                     (iii) a copy, dated as of a date not more than five business days in advance of the Closing Date, of a Certificate of Good Standing of Parent certified by the Secretary of State of the State of Minnesota.

              (f) OPINION OF COUNSEL. The Company shall have received from Kaplan, Strangis and Kaplan, P.A. or other independent counsel for Parent reasonably satisfactory to the Company, an opinion dated the Effective Time, in form and substance reasonably satisfactory to the Company, covering the matters set forth in Exhibit 8.3(f), which opinions shall be based on such assumptions and contain such qualifications and limitations as are appropriate and reasonably satisfactory to the Company.

              (g) TAX OPINION. The Company shall have received from KPMG an opinion to the effect that:

                     (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

                     (ii) the Company and Parent will each be party to a reorganization within the meaning of Section 368(b) of the Code;

                     (iii) no gain or loss will be recognized by any shareholder of the Company upon consummation of the Merger (except with respect to cash received in lieu of a fractional share interest in Parent Common Stock, on account of Dissenters Shares or on account of Cash Election Shares);

                     (iv) the aggregate income tax basis of Parent Common Stock received by the shareholders of the Company pursuant to the Merger will be the same as the aggregate tax basis of Company Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest, Dissenting Shares or Cash Election Shares for which cash is received); and

                     (v) No income, gain or loss to holders of Employee Options upon conversion of such options to acquire Company Common Stock into options to acquire Parent Common Stock pursuant to
              Section 2.12(b) of this Agreement.

              (h) James Dlugosch, William Sexton and Kenneth Dawkins shall have received from Norwest Bank Minnesota, N.A. ("Norwest") full and complete releases of their obligations or liability as guarantors or pledgors with respect to the Company's credit facility with Norwest effective no later than the Effective Time.

                                     ARTICLE IX
                                    TERMINATION

       9.1 REASONS FOR TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding the adoption of this Agreement by the security holders of the Company or the approval of the issuance of Parent Common Stock as Stock Consideration by the security holders of Parent, with the effects set forth in
Section 9.2 hereof:

              (a) By the mutual consent of the Boards of Directors of Parent and the Company; or

              (b) By Parent at any time after January 31, 2000 (or such later date as shall have been agreed to in writing by the parties) if any of the conditions provided for in Sections 8.1 or 8.2 of this Agreement have not been met and have not been waived in writing by Parent except to the extent that such failure arises or results from the knowing action or inaction of Parent or Parent Subsidiaries; or

              (c) By Parent, on the one hand, or the Company, on the other hand, at any time after discovery of

                     (i) a Material Adverse Effect with respect to the Company, or Parent, respectively, the effects of which event cannot be or has not been cured within 30 days of giving written notice to the other party; or

                     (ii) of the occurrence of an event which would be reasonably likely to result in such a Material Adverse Effect, in either case, the effects of which event cannot be or has not been cured within 30 days of giving written notice to the other party; or

              (d) By the Company at any time after January 31, 2000 (or such later date as shall have been agreed to in writing by the parties) if any of the conditions provided for in Sections 8.1 or 8.3 of this Agreement have not been met and have not been waived in writing by the Company except to the extent that such failure arises or results from the knowing action or inaction of Company or Company Subsidiaries; or

              (e) At any time prior to the Effective Date, by Parent, on the one hand, or the Company, on the other hand, in the event of a material breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days of giving written notice to the breaching party of such breach; or

              (f) Either Parent, on the one hand, or by the Company, on the other hand, in the event the approval of any Governmental Authority required for consummation of the Merger or the transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority; or

              (g) by Parent, if at any time prior to the Company Meeting, the Company's Board of Directors shall have failed to make its recommendation referred to in Section 7.1(b), or withdrawn such recommendation or modified or changed such recommendation in a manner adverse to the interests of Parent; or

              (h) by the Company, if the Company shall immediately thereafter enter into a definitive agreement with a third party providing for an Acquisition Transaction (as such term is defined below) on terms determined, in good faith, by the Board of Directors of the Company, after consultation with independent counsel and financial advisors to the Board, to be such that termination of this Agreement and entry into such third-party agreement is required in order to discharge properly the directors' duties in accordance with Minnesota Law; or

              (i) by the Company, within ten business days of receipt of written notice from Parent that a Change of Control (as described below) has occurred.

       "Acquisition Transaction" means a transaction or series of transactions that, directly or indirectly, in substance constitutes a disposition of all or substantially all of the assets or business of the Company or its Subsidiaries, taken as a whole, whether by means of (i) a merger or consolidation, share exchange or any similar transaction, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition, or (iii) a purchase or other acquisition (including by way of a merger or consolidation, share exchange or otherwise) of securities representing 50% or more of the voting power of the Company or 50% or more of any of its Subsidiaries; provided, however, in each of the situations described in clauses (i), (ii) or (iii), that the Acquisition Transaction shall represent consideration having an aggregate value (reasonably determined) to the Company or its shareholders in excess of the consideration to be received in the Merger.

       A "Change of Control" shall be deemed to have occurred upon the occurrence of the following: (i) Parent shall have entered into a definitive agreement for a share exchange, reorganization, merger or consolidation of Parent, other than a share exchange, reorganization, merger or consolidation of Parent in which the holders of Parent Common Stock outstanding immediately prior to the share exchange, reorganization, merger or consolidation hold, directly or indirectly, at least 75% of the voting securities of the surviving corporation immediately after such share exchange, reorganization, merger or consolidation; or (ii) there has been an acquisition in one or more transactions by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 25% of the then outstanding shares of Parent Common Stock; (iii) individuals who at the date of this Agreement constituted the Board of Directors of Parent (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Parent has been approved by a majority of the directors that are still in office who either were directors at the date of this Agreement or whose election or recommendation for election was previously so approved) cease to constitute a majority of the Board of Directors of the Parent; or (iv) Parent shall have entered into a definitive agreement for the sale, exchange, transfer or disposition of all or substantially all of the assets of the Parent or JGK.

       9.2    EFFECTS OF TERMINATION.

              (a) If the Merger is not consummated as the result of termination of this Agreement caused otherwise than by breach of a party hereto, the Company and Parent each shall pay its own Expenses and this Agreement shall immediately terminate and neither the Company nor Parent shall have any liability under this Agreement for damages or otherwise.

              (b) If termination of this Agreement shall have been caused by breach of this Agreement by any party hereto, then, in addition to other remedies at law or equity for breach of this Agreement, the party so found to have breached this Agreement shall indemnify and reimburse the other party for its expenses.

              (c)    Anything to the contrary notwithstanding, if this Agreement
       (a) is terminated by Parent pursuant to Section 9.1(g) or by the Company pursuant to Section 9.1(h) or by Parent solely due to the failure of the Company's shareholders to approve the Merger at the Company Meeting, and
       (b) prior thereto or within twelve months after such termination the Company shall have entered into an agreement to engage in an Acquisition Transaction, then the Company shall pay Parent a fee equal to $1,500,000. Such fee shall be paid to Parent within two business days after the date of entering into such agreement for an Acquisition Transaction.

              (d) Anything to the contrary notwithstanding, if this Agreement is terminated by the Company pursuant to Section 9.1(i), then Parent shall pay to the Company, within two business days of receiving notice of such termination, a fee equal to $1,500,000.

       9.3 PROMPT NOTICE. In the event of termination of this Agreement by any party as above provided in Paragraph 9.1, prompt written notice shall be given to the other parties hereto.

                                     ARTICLE X
                                  OTHER PROVISIONS

       10.1 SURVIVAL. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time or termination of this Agreement, except that (a) the agreements of the parties contained in Article II, Article IX and this Article X shall survive the Effective Time and (b) if this Agreement is terminated prior to the Effective Time, the agreements of the parties contained in Sections 7.4(b) and 9.2 and in this Article X shall survive such termination.

       10.2 GOVERNING LAW. This Agreement shall be construed and interpreted according to the laws of the State of Minnesota applicable to contracts made and to be performed entirely within such state.

       10.3 ASSIGNMENT. Neither this Agreement nor any right hereunder may be assigned by any party hereto.

       10.4   AMENDMENT AND WAIVER.  The parties may, by written agreement:

              (a) extend the time for the performance of any of the obligations or other acts of the parties hereto,

              (b) waive any inaccuracies in the representations or warranties contained in this Agreement or in any document delivered pursuant to this Agreement, and

              (c) waive compliance with or modify, amend or supplement any of the covenants, agreements, representations or warranties contained in this Agreement or waive or modify performance of any of the obligations of any of the parties hereto; provided that, after adoption of this Agreement by shareholders of the Company, no amendment may be made which reduces the Merger Consideration or effects any change which would materially adversely affect such shareholders, without further approval.

       10.5 NOTICES. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, or when sent by facsimile, telecopier or other means of electronic transmission (with receipt confirmed), or the fourth business day after having been deposited in the U.S. mails, if sent by registered, first-class mail, return receipt requested, addressed as follows (or to such other address as a party may designate by notice to the others):

              (a)    If to Parent:

                     Kinnard Investments, Inc.
                     920 Second Avenue South
                     Minneapolis, Minnesota 55402
                     Attention: George F. Stroebel
                     Facsimile: (612) 370-2557

                     with a copy to:

                     Kaplan, Strangis and Kaplan, P.A.
                     5500 Norwest Center
                     90 South Seventh Street
                     Minneapolis, Minnesota 55402
                     Attention: James C. Melville, Esq.
                     Facsimile: (612) 375-1143

              (b)    If to the Company:

                     MI Acquisition Corporation
                     220 South Sixth Street
                     Suite 300
                     Minneapolis, Minnesota 55402
                     Attention: Chief Executive Officer

                     and

                     Attention: Chief Financial Officer
                     Facsimile: (612) 376-1410
                     with copies to:

                     Briggs and Morgan, Professional Association
                     2400 IDS Center
                     80 South Eighth Street
                     Minneapolis Minnesota 55402
                     Attention: Brian D. Wenger, Esq.
                     Facsimile: (612) 334-8650

       10.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       10.7 HEADINGS. The headings in the Articles and Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

       10.8 ENTIRE AGREEMENT. This Agreement, including the Disclosure Schedule and Exhibits referred to herein and any documents executed by the parties simultaneously herewith and the Confidentiality Agreement dated March 31, 1999 between Parent and Miller & Schroeder, Inc., constitutes the entire understanding and agreement of the parties hereto and supersedes all other prior agreements and understandings, written or oral, between the parties with respect to the subject matter hereof.

       10.9 PUBLIC ANNOUNCEMENTS. The Company shall not make any public announcement or statement with respect to the Merger, this Agreement or any related transaction without the approval of Parent, which approval will not be unreasonably withheld. In the event Parent determines to make any public announcements concerning the proposed Merger, Parent agrees to notify the Company of Parent's intention to make such announcement and provide the Company with the text of the announcement in advance of its release to the public.

       10.10 NO THIRD PARTY BENEFICIARY. This Agreement is made and entered into solely for the benefit of the parties hereto and, except for the right to receive the Merger Consideration payable pursuant to Article II and the right to indemnification under Section 8.2, no individual or entity not a signatory hereto shall have any rights under or with respect to any term of this Agreement or against any party hereto or, after the Merger, the Surviving Corporation. Nothing contained in this Agreement shall create or continue any right of employment of any employee of Parent or the Company.


                    (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                       KINNARD INVESTMENTS, INC.



                                       By: /s/ William F. Farley
                                          ------------------------------------
                                       Its: Chief Executive Officer
                                           -----------------------------------


                                       MI ACQUISITION CORPORATION



                                       By: /s/ James F. Dlugosch
                                          ------------------------------------
                                       Its: Chief Executive Officer
                                           -----------------------------------


                                       PEACHTREE ACQUISITION, INC.



                                       By: /s/ William F. Farley
                                          ------------------------------------
                                       Its: Chief Executive Officer
                                           -----------------------------------